Exhibit 10.2

SECOND AMENDED AND RESTATED
FINANCING AGREEMENT

The CIT Group/Business Credit, Inc.

(As Agent and Lender)

The Lenders Party Hereto,

Lone Star Technologies, Inc.,
Lone Star Steel Company, L.P., Fintube Technologies, Inc.,
Lone Star Logistics, Inc., Star Tubular Services, Inc.,
Texas & Northern Railway Company, Fintube Canada, Inc.,
Bellville Tube Company, L.P., Wheeling Machine Products, L.P.,
Star Capital Funding, Inc., Delta Tubular Processing, L.P. and
Delta Tubular International, L.P.

(As Companies)

and

Environmental Holdings, Inc., Zinklahoma, Inc.,
Lone Star Steel International, L.P., Lone Star Steel Sales Company,
Rotac, Inc., Lone Star ST Holdings, Inc., Bellville Tube General, LLC,
Lone Star Nevada Holdings, LLC, Star Tubular Technologies, Inc.,
Wheeling Machine Products General, LLC,
Delta Tubular Processing General, LLC,
Delta Tubular International General, LLC,
Star Tubular Technologies (Youngstown), Inc.,
Star Energy Group, LLC, Lone Star Steel Mexico, LLC,
Lone Star Steel International Limited, LLC,
Lone Star Steel International General, LLC,
Lone Star Steel Company General, LLC,
Lone Star Steel Company Limited, LLC,
Star TC Holdings, LLC,
Star Brazil US, LLC 1 and
Star Brazil US, LLC 2

(As Guarantors)

Dated: December 14, 2006

TABLE OF CONTENTS

SECTION 1.	Definitions	3

SECTION 2.	Conditions Precedent	27

2.1	Conditions Precedent to Initial Revolving Loan	27

2.2	Conditions to Each Request for Extension of Credit	30

SECTION 3.	Revolving Loans; Swingline Loans	30

3.1	Revolving Loans	30

3.2	Swingline Loans	32

3.3	Settlement Date	32

3.4	Borrowing Base Report	33

3.5	Representations and Warranties as to Borrowing Base Accounts and Inventory	33

3.6	Cash Management	34

3.7	Credits on Accounts Following an Event of Default	35

3.8	Maintenance of Revolving Loan Accounts	35

3.9	Revolving Loan Account Statements	36

3.10	Repayment of Excess Advances	36

3.11	Increase in Revolving Line of Credit	36

SECTION 4.	Acquisition Facility Loans and Permitted Acquisitions	36

4.1	Permitted Acquisitions	36

4.2	Acquisition Deliverables before Closing a Material Acquisition	37

4.3	Acquisition Criteria	38

4.4	Acquisition Deliverables at its Closing	39

4.5	Acquisition Loan Documents	39

SECTION 5.	Letters of Credit	40

5.1	Requests for Letters of Credit	40

5.2	Right to Charge Revolving Loan Accounts	40

5.3	Indemnification	41

5.4	Disclaimer of Liability	41

5.5	Standard of Conduct for Agent and Lenders	41

5.6	Limitation on Companies’ Actions	42

5.7	Maintenance of Leases	42

5.8	Subrogation Rights	43

5.9	Rights Against Issuing Bank	43

SECTION 6.	Collateral	43

6.1	Grant of Security Interest	43

6.2	Illustration of Scope of Security Interest	43

6.3	Maintenance of Inventory	44

6.4	Maintenance of Equipment	45

6.5	Survival of Security Interest	45

6.6	No Requirement to Marshal Collateral	46

6.7	Right to Charge Revolving Loan Account, Etc.	46

6.8	Further Assurances	46

SECTION 7.	Representations, Warranties and Covenants	47

7.1	Solvency, Company Information, First Priority Lien, Etc.	47

7.2	Maintenance and Inspection of Books	47

7.3	Reports on Collateral	48

7.4	Further Assurances	48

7.5	Insurance	48

7.6	Payment of Taxes	51

7.7	Compliance With Laws	51

7.8	Financial Reporting	52

7.9	Anti-Money Laundering and Terrorism Regulations	53

7.10	Negative Covenants	53

7.11	Fixed Charge Coverage Ratio	55

7.12	Capital Leases	55

7.13	Notices	55

7.14	Indemnification Regarding Depository Accounts	56

7.15	Representations and Warranties	56

SECTION 8.	Interest, Fees and Expenses	60

8.1	Applicable Rate for Chase Bank Rate Loans	60

8.2	Letter of Credit Guaranty Fee	61

8.3	Reimbursement of Letter of Credit Charges	61

8.4	Reimbursement of Certain Charges	61

8.5	Line of Credit Fee	61

8.6	Loan Facility Fee and Syndication Fee	61

8.7	Collateral Management Fee	62

8.8	Audit Fees	62

8.9	Authorization to Charge Revolving Loan Accounts	62

8.10	Additional Costs from Capital Adequacy Requirements	62

8.11	Payment of Additional Taxes and Fees from Making LIBOR Loans	63

8.12	LIBOR Conversion Options	64

8.13	Applicable Rate for LIBOR Loans	65

8.14	Computation and Payment of Interest	65

8.15	Inability to Determine Interest Rate	65

8.16	Payments	66

8.17	Illegality	66

8.18	Indemnity	66

8.19	LIBOR Provisions	66

8.20	Application	67

SECTION 9.	Powers	67

SECTION 10.	Events of Default and Remedies	68

10.1	Events of Default	68

10.2	Acceleration, Default Rate of Interest and Termination upon an Event of Default	70

10.3	Other Remedies	70

SECTION 11.	Termination	72

SECTION 12.	Miscellaneous	72

12.1	Waivers	72

12.2	Final Agreement	73

12.3	Usury Saving Clause	73

12.4	Severability; Section Headings; Counterparts	74

12.5	WAIVER OF JURY TRIAL	74

12.6	Notices	74

12.7	CHOICE OF LAW	75

12.8	Amendment and Restatement	76

SECTION 13.	Agreement among the Lenders	76

13.1	Advances to and Notification by Agent	76

13.2	Settlement Date Payments	76

13.3	Account Statement	76

13.4	Distribution of Fees	77

13.5	Participations and Disclosure of Information	77

13.6	Several Nature of Obligation to Fund Advances	77

13.7	Sharing of Certain Costs	78

13.8	Receipt of Collateral Proceeds	78

13.9	Assignments	78

SECTION 14.	Agency	79

14.1	Appointment of Agent	79

14.2	Use of Other Agents	79

14.3	Limitation of Liability	79

14.4	Reliance by Agent	79

14.5	Agent’s Knowledge	80

14.6	No Reliance upon Agent	80

14.7	Indemnification and Limitation of Liability of Agent	80

14.8	Other Business Relationships with Obligors	81

14.9	Resignation	81

14.10	Consent Required for Certain Amendments	81

14.11	Deemed Consent	82

14.12	Termination of Revolving Line of Credit and Financing Agreement	82

14.13	Rescission of Payment	82

14.14	Confidentiality	83

EXHIBIT

Exhibit A - Form of Assignment and Transfer Agreement

SCHEDULES

Schedule 1 - Existing Liens
Schedule 2 – List of Eligible Rack Transfer Sales to Customers
Schedule 7.1 – Company Information
Schedule 7.5(a) – Insurance Coverage
Schedule 7.15(e) – Other Lending Agreements
Schedule 7.15(f) – Real Property Owned and Leased/Collateral Locations
Schedule 7.15(g) – Litigation
Schedule 7.15(l) – Environmental Matters
Schedule 7.15(o) – Subsidiaries and Joint Ventures
Schedule 7.15(p) – Intellectual Property

THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, (hereinafter “CITBC”) with offices located at Two Lincoln Centre, 5420 LBJ Freeway, Suite 200, Dallas Texas 75240, as agent for the Lenders (the “Agent”) and CITBC as a Lender (as defined below), WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, with offices located at 2450 Colorado Ave., Suite 3000 West, Santa Monica, California 90404 (“Wells Fargo”) as a Lender, LASALLE BANK NATIONAL ASSOCIATION, a national banking association with offices located at 135 S. LaSalle Street, Chicago, Illinois 60603 (“LaSalle Bank”) as a Lender, and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association with offices located at 5001 LBJ Freeway, Suite 1050, Dallas, Texas  75244 (“Wachovia Bank”), as a Lender (CITBC in its capacity as a Lender, Wells Fargo, LaSalle Bank and Wachovia Bank being hereinafter referred to as the “Existing Lenders”) and JPMORGAN CHASE BANK, N.A., a national banking association with offices located at 2200 Ross Avenue, Floor 6, Dallas, Texas  75201-2787 (“JP Morgan” or “Additional Lender”) and any other party which now or hereafter becomes a lender hereunder pursuant to Section 13 hereof (and together with the Swingline Lender, individually, a “Lender” and collectively, the “Lenders”) are pleased to confirm the terms and conditions under which the Agent on behalf of the Lenders and the Lenders shall make revolving loans and other financial accommodations to Lone Star Technologies, Inc.  (herein “Parent”), a Delaware corporation, Lone Star Steel Company, L.P. (herein “LSSC”), a Delaware limited partnership, as successor in interest by the conversion of Lone Star Steel Company with and into Lone Star Steel Company, L.P., Fintube Technologies, Inc. (herein “FTI”), an Oklahoma corporation, Lone Star Logistics, Inc., a Texas corporation (“Logistics”), Star Tubular Services, Inc., formerly known as T&N Lone Star Warehouse Co., a Texas corporation (“Star Tubular”), Texas & Northern Railway Company, a Texas corporation (“T&N Railway”), Fintube Canada, Inc., a Delaware corporation (“FCI”), Bellville Tube Company, L.P. (“BTCLP”), a Texas limited partnership, successor in interest by conversion to Bellville Tube Corporation, a Texas corporation, Wheeling Machine Products, L.P. (“Wheeling”), a Texas limited partnership, successor in interest by conversion to Wheeling Machine Products, Inc., formerly known as Wheeling Acquisition Corporation and Star Tubular Technologies (Houston), Inc., Star Capital Funding, Inc. (“Star Capital”), a Delaware corporation, Delta Tubular Processing, L.P. (“Delta Processing”), a Texas limited partnership, successor in interest by conversion to Delta Tubular Processing, Inc., formerly known as Delta Lone Star Acquisition, Inc. and Delta Tubular International, L.P. (“Delta International”), a Texas limited partnership, successor in interest by conversion to Delta Tubular International, Inc., formerly known as Star Tubular International, Inc., each with its chief executive office at 15660 N. Dallas Parkway, Suite 500, Dallas, Texas 75248 (herein Parent, LSSC, FTI, Logistics, Star Tubular, T&N Railway, FCI, BTCLP, Wheeling, Star Capital, Delta Processing and Delta International, each individually a “Company” and collectively the “Companies”), supported by the guaranties of Environmental Holdings, Inc., a Delaware corporation (“EHI”), Zinklahoma, Inc., a Delaware corporation (“Zinklahoma”), Lone Star Steel International, L.P., a Delaware limited partnership (“Steel International”), successor in interest by conversion to Lone Star Steel International, Inc., Lone Star Steel Sales Company, a Delaware corporation (“Steel Sales”), Rotac, Inc., a Texas corporation (“Rotac”), Lone Star ST Holdings, Inc., a Delaware corporation (“ST Holdings”), Bellville Tube General, LLC, a Nevada limited liability company (“BTG”), Lone Star Nevada Holdings, LLC, a Nevada limited liability company (“Nevada Holdings”), formerly known as Bellville Tube Limited, LLC, Star Tubular Technologies, Inc., a Delaware corporation

(“STT”), Wheeling Machine Products General, LLC, a Nevada limited liability company (“Wheeling General”), Delta Tubular Processing General, LLC, a Nevada limited liability company (“Delta Processing General”), Delta Tubular International General, LLC, a Nevada limited liability company (“Delta International General”), Star Tubular Technologies (Youngstown), Inc., an Ohio corporation (“STT Ohio”), Star Energy Group, LLC, a Delaware limited liability company (“SEG”), Lone Star Steel Mexico, LLC, a Texas limited liability company (“LSSM”), Lone Star Steel International Limited, LLC, a Nevada limited liability company (“Steel International Limited”), Lone Star Steel International General, LLC, a Nevada limited liability company (“Steel International General”), Lone Star Steel Company General, LLC, a Nevada limited liability company (“LSS General”), Lone Star Steel Company Limited, LLC, a Nevada limited liability company (“LSS Limited”), Star TC Holdings, LLC, a Texas limited liability company (“Star Holdings”), Star Brazil US, LLC 1, a Texas limited liability company (“Brazil 1”), and Star Brazil US, LLC 2, a Texas limited liability company (“Brazil 2”) (herein EHI, Zinklahoma, Steel International, Steel Sales, Rotac, ST Holdings, BTG, Nevada Holdings, STT, Wheeling General, Delta Processing General, Delta International General, STT Ohio, SEG, LSSM, Steel International Limited, Steel International General, LSS General, LSS Limited, Star Holdings, Brazil 1 and Brazil 2, each individually as “Guarantor” and collectively, the “Guarantors”), each with its chief executive office at 15660 North Dallas Parkway, Suite 500, Dallas, Texas 75248.

RECITALS

A.                                   CITBC as Agent and Lender, and certain of the Companies and Guarantors entered into that certain Financing Agreement, dated March 12, 1999 (as amended from time to time until execution of the Existing Financing Agreement (as defined below), the “Original Financing Agreement”).

B.                                     CITBC as Agent and Lender, and certain of the Companies and Guarantors entered into that certain Amended and Restated Financing Agreement dated October 8, 2001, which amended and restated the Original Financing Agreement (as amended from time to time, the “Existing Financing Agreement”).

C.                                     Agent, Existing Lenders, Companies and Guarantors are the current parties to the Existing Financing Agreement.

D.                                    Subject to the terms and conditions of this Financing Agreement, Agent, Lenders, Companies and Guarantors have agreed to amend and restate the Existing Financing Agreement to, among other things:

(i)                                      Provide for the assignment by Existing Lenders to Additional Lender and otherwise provide for the extension by all Lenders of the amounts necessary for all Lenders to hold their respective Pro Rata Share (as defined below) of the Commitments (as defined below), it being the intention of Companies, Guarantors, Agent and all Lenders that the Revolving Loans (as defined below) and Letters of Credit (as defined below) existing under the Existing Financing Agreement as of the Closing

Date shall continue, remain outstanding and not be repaid on the Closing Date, but shall be assigned and reallocated among the Lenders, as provided in this Financing Agreement, and accordingly the loans and Commitments are not in novation or discharge thereof; and

(ii)                                   Amend certain terms and provisions of the credit facility provided for in the Existing Financing Agreement.

E.                                      The parties hereto desire to amend, restate and modify, but not extinguish, the Existing Financing Agreement in its entirety as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION 1.                 Definitions

Accounts shall mean all of the Obligors’ now existing and future:  (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to the Agent), including, without limitation, all accounts created by or arising from all of the Obligors’ sales, leases, rentals of goods or renditions of services to each Obligors’ customers, and all accounts arising from sales, leases, rentals of goods or renditions of services made under any of the Obligors’ trade names or styles, or through any of the Obligors’ divisions; (b) any and all instruments, documents, contract rights and chattel paper, all as defined in the UCC; (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) deposit accounts, reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC) or collateral for any of the foregoing; (g) insurance policies or rights relating to any of the foregoing; (h) General Intangibles (including all rights to payment, including those arising in connection with bank and non-bank credit cards) pertaining to any and all of the foregoing; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Obligors; and (j) cash and non-cash proceeds of any and all of the foregoing.

Acquisition shall mean the purchase or other acquisition (including merger or consolidation) of any or all of the following:  (a) more than 50% of the Capital Stock of any Person; and (b) all or a part of the assets of, or all or any part of a division of, any Person.

Acquisition Agreements shall have the meaning assigned to such term in Section 4.2 hereof.

Acquisition Facility Loans shall have the meaning assigned to such term in Section 4 hereof.

Adjustment Date shall mean the first day of the calendar month following the applicable Financial Statement Delivery Date.

Affiliate shall mean, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Capital Stock, by contract, or otherwise; provided, however, that, if (a) any Person which owns directly or indirectly 50% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 50% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, and (b) each director (or comparable manager) of a Person described in the preceding clause (a) shall be deemed to be an Affiliate of such Person.

Anniversary Date shall mean December 31, 2010, and the same date in every year thereafter.

Apolo Transaction shall mean Parent’s acquisition on or about November 30, 2006 for approximately $42,000,000 cash (with $24,000,000 being paid at closing and the remainder being paid over the next eighteen (18) months) of fifty percent (50%) of the Capital Stock of Apolo Tubulars S.A., which was formerly known as Apolo Mecanica e Estruturas LTDA, with the remaining Capital Stock being held by Apolo Tubos e Equipamentos S.A., an affiliate of Grupo Peixoto de Castro.

Applicable Margin shall mean, with respect to any amount outstanding made under any LIBOR Loans or Chase Bank Rate Loans, as the case may be, the rate of interest per annum determined as set forth below:

(a)           during the period from the Closing Date through the Adjustment Date immediately following the Financial Statement Delivery Date (as defined below) for the Fiscal Year ending on December 31, 2006:

As to Chase Bank Rate Loans	As to LIBOR Loans
0.00%	1.00%

(b)           for any new Margin Period (as defined below) occurring after December 31, 2006, the rate determined by reference to the pricing grid below based on the Companies’ Fixed Charge Coverage Ratio (on the last day of the Fiscal Year most recently ended prior to the commencement of such Margin Period):

Fixed Charge Coverage Ratio	As to Chase Bank Rate Loans	As to LIBOR Loans
Less than 1.10 to 1.0	0.50%	2.00%
Greater than or equal to 1.10 to 1.0 but less than 1.6 to 1.0	0.25%	1.75%
Greater than or equal to 1.6 to 1.0 but less than 2.10 to 1.0	0.00%	1.50%
Greater than or equal to 2.10 to 1.0 but less than 2.60 to 1.0	0.00%	1.25%
Greater than or equal to 2.60 to 1.0	0.00%	1.00%

As used herein, “Financial Statement Delivery Date” shall mean the earlier of (a) the last day on which the annual financial statements of the Companies are to be delivered to Agent pursuant to Section 7.8 hereof, or (b) the date upon which such financial statements actually are delivered to Agent.  As used herein, “Margin Period” means a period commencing on the most recent Adjustment Date and ending on the next Adjustment Date.  Each change in the Applicable Margin shall become effective on the Adjustment Date for all Chase Bank Rate Loans.  There will be no change in the Applicable Margin for any LIBOR Loans which became a LIBOR Loan prior to the subject Adjustment Date until such time as such LIBOR Loan’s Interest Period expires.

If, as a result of any restatement of or other adjustment to the financial statements of an Obligor or for any other reason, Agent determines that (a) the Fixed Charge Coverage Ratio as calculated by the Obligors as of any applicable date was inaccurate and (b) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Companies shall automatically and retroactively be obligated to pay to Agent, for the benefit of the Lenders, promptly on demand by Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, neither Agent nor any Lender shall have any obligation to repay any interest or fees to the Companies; provided that if, as a result of any restatement or other event a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses form one period to another period or any similar reason), then the amount payable by the Companies pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

Assignment and Transfer Agreement shall mean an Assignment and Transfer Agreement in the form of Exhibit A hereto.

Attributable Debt in respect of a sale and leaseback transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

Availability shall mean as to any Company at any time the positive difference between: (a) such Company’s Borrowing Base, and (b) the sum of (i) the outstanding aggregate amount of all Obligations of such Company, including without limitation, all Obligations of such Company with respect to Revolving Loans, but excluding the Letters of Credit, and (ii) the Availability Reserve.

Availability Reserve shall mean an amount equal to the sum of (without duplication):

(a)           any reserve which Agent may establish from time to time pursuant to the express terms of this Financing Agreement; plus

(b)           (i) three (3) months’ rental payments or similar charges for each Company’s leased premises where its corporate books and records or accounting system is maintained for which a Company has not delivered to Agent a landlord’s waiver in form and substance reasonably satisfactory to Agent, and (ii) three (3) months’ estimated payments (plus any other fees or charges owing by a Company) to any applicable warehousemen or third party processor (as determined by Agent in the exercise of its reasonable business judgment), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to Agent of any such acceptable waiver, (y) the opening or closing of a Collateral location where a Company’s corporate books and records or accounting system is maintained and/or (z) any change in the amount of rental, storage or processor payments or similar charges; plus

(c)           a monthly reserve for accrued interest on LIBOR Loans having an Interest Period of more than thirty (30) days; plus

(d)           such other reserves against Availability as Agent deems necessary in the exercise of its reasonable business judgment as a result of (i) negative forecasts and/or trends in a Company’s business, industry, prospects, profits, operations or financial condition or (ii) other issues, circumstances or facts that could otherwise negatively impact a Company or its business, prospects, profits, operations, industry, financial condition or assets.

Beneficial Owner shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

Borrowing Base shall mean as to any Company the sum of (a) eighty five percent (85%) of such Company’s outstanding Eligible Accounts Receivable, plus (b) seventy percent (70%) of the value of such Company’s Eligible Inventory, valued at the lower of cost on a first-in, first-out basis or market value; provided, however, the aggregate amount advanced hereunder to all of Companies against Eligible Inventory shall not exceed an aggregate amount equal to the Inventory Loan Cap.

Business Day shall mean any day on which the Agent is open for business in New York, New York, which is not (a) a Saturday, Sunday or legal holiday in the state of New York or (b) a day on which banking institutions chartered by the State of New York, the State of Texas or the United States are legally required to close.

Calculation Date shall have the meaning set forth in the definition of “Fixed Charge Coverage Ratio”.

CERCLA shall have the meaning set forth in the definition of “Environmental Laws”.

Canadian Acquisition shall mean the Acquisition (a) with respect to a Person, of a Person formed under the laws of Canada or any province thereof, and (b) with respect to assets, of assets located in Canada.

Canadian Subsidiary shall mean a direct or indirect Subsidiary of a Company, which is organized under Canadian law, and 65% of the Capital Stock of which is pledged to the Agent.

Capital Expenditures for any period shall mean the aggregate of all expenditures of the Obligors during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheets of the Obligors.  Notwithstanding the foregoing, the term “Capital Expenditures” shall not include capital expenditures consisting of the expenditure of Insurance Proceeds for the purpose specified in, and in accordance with the provisions of, Section 7.5(b).

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheets of the Companies.

Capital Stock shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person’s equity, including all common stock and preferred stock, any limited or general partnership interest and any limited liability company membership interest.

Cash Management Obligations shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Company to a Lender, and that relates to any service or facility extended to a Company, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, as well as any other services or facilities from time to time specified by a Lender, whether direct or indirect, absolute or contingent, due or to become due, and whether existing now or in the future, and (e) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, interstate depository network services and Financial Hedges), as well as any other services or facilities from time to time specified by a Lender, whether direct or indirect, absolute or contingent, due or to become due, and whether existing now or in the future.

Change of Control shall mean the occurrence of any of the following events: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Obligors taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); (b) the adoption of a plan relating to the liquidation or dissolution of the Parent; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent, measured by voting power rather than number of shares; and (d) the first day on which a majority of the members of the Board of Directors of the Parent are not Continuing Directors.

Chase Bank Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank, N.A. (or any successor thereof), from time to time, as its prime rate in effect at its principal office in New York City.  (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. (or any successor thereof) to its borrowers).

Chase Bank Rate Loans shall mean any loans or advances pursuant to this Financing Agreement made or maintained at a rate of interest based upon the Chase Bank Rate.

Closing Date shall mean the date that this Financing Agreement has been duly executed by the parties hereto and delivered to the Agent.

Code shall mean the Internal Revenue Code of 1986, as amended.

Collateral shall mean all present and future Accounts, Equipment, Inventory, Documents of Title, General Intangibles and Other Collateral of the Obligors.

Collateral Management Fee shall mean the sum paid to the Agent in accordance with Section 8.7 of this Financing Agreement to offset the costs (excluding Out-of-Pocket expenses) of the Agent’s personnel in connection with record keeping, periodic examinations, analyzing and evaluating the Collateral.

Commitment shall mean (a) as to each Lender other than the Swingline Lender, each Lender’s commitment in accordance with this Financing Agreement to make Revolving Loans (the “Revolving Credit Commitment”), in the amount of their respective Pro Rata Share, as set forth herein (as modified by each Assignment and Transfer Agreement delivered by such Lender as an assignor),or in the Assignment and Transfer Agreement (as modified by each Assignment and Transfer Agreement delivered by such Lender as an assignor), executed by each such Lender which becomes a Lender after the Closing Date and (b) as to the Swingline Lender, the Swingline Lender’s Swingline Commitment.

Company Group shall mean each of (a) LSSC and its consolidated subsidiaries, (b) FTI and its consolidated subsidiaries and (c) BTCLP and its consolidated subsidiaries.

Consolidated Balance Sheet shall mean a consolidated or compiled, as applicable, balance sheet for the Companies and their consolidated subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.

Consolidating Balance Sheet shall mean a Consolidated Balance Sheet plus consolidating balance sheets for each Company Group, showing all eliminations of inter-company transactions and prepared in accordance with GAAP, and including a balance sheet for each Company Group exclusively.

Continuing Directors shall mean, as of any date of determination, any member of the Board of Directors of Parent (a) who was a member of such Board of Directors on the Closing Date (each being a “Current Director”), or (b) who was nominated for election or elected to such Board of Directors with the approval of a majority of the Current Directors who were members of such Board of Directors at the time of such nomination or election and other members of such Board of Directors (each being an “Approved Director”) whose nomination or election was approved by a majority of the directors who were either Current Directors or successor or additional directors whose nomination or election was approved by a majority of the Current Directors and Approved Directors.

Copyrights shall mean all of the Obligors’ present and hereafter acquired copyrights, registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, general intangible, intellectual property and copyright rights and all royalties, cash and non-cash proceeds thereof.

Default shall mean any event specified in Section 10.1 hereof which has occurred and is continuing, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

Default Rate of Interest shall mean a rate of interest per annum on any Obligations hereunder, equal to the lesser of (a) the Maximum Legal Rate or (b) the sum of (i) two percent (2%), (ii) the Applicable Margin for Chase Bank Rate Loans and (iii) the Chase Bank Rate, which the Agent shall be entitled to charge the Companies on all Obligations due the Agent and the Lenders by the Companies, as further set forth in Section 10.2 of this Financing Agreement.

Depository Accounts shall mean the collection accounts, which are subject to the Agent’s instructions, as specified in Section 3.6 of this Financing Agreement.

Designated Subsidiary shall mean any direct or indirect Subsidiary of Parent formed under the laws of the United States, any state thereof or the District of Columbia with respect to which Parent sends notice to the Agent that such Subsidiary is a “Designated Subsidiary”.

Documentation Fee shall mean subsequent to the Closing Date the Agent’s standard fees intended to compensate Agent for the use of inside counsel for matters relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

Documents of Title shall mean all of the Obligors’ present and future documents (as defined in the  UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

Domestic Acquisition shall mean the Acquisition (a) with respect to a Person, of a Person formed under the laws of the United States or any state thereof, and (b) with respect to assets, of assets located in the continental United States, Alaska or Hawaii and the acquisition of such assets is made by a Domestic Subsidiary other than a Designated Subsidiary.

Domestic Subsidiary shall mean a direct or indirect Subsidiary of a Company formed under the laws of the United States, any state thereof or the District of Columbia.

Early Termination Date shall mean the date on which the Parent terminates this Financing Agreement or the Revolving Line of Credit which date is prior to an Anniversary Date.

Early Termination Fee shall: (a) mean the fee the Agent on behalf of the Lenders is entitled to charge the Companies if the Parent terminates the Revolving Line of Credit or this Financing Agreement on a date prior to an Anniversary Date (the period from the Early Termination Date to the Anniversary Date being herein called the “Early Termination Period”); and (b) be determined by multiplying the Revolving Line of Credit by (x) one-half of one percent (0.50%) per annum for the portion, if any, of the Early Termination Period occurring on or before December 16, 2007, (y) three-eighths of one percent (0.375%) per annum for the portion, if any, of the Early Termination Period occurring after December 16, 2007, but on or before December 16, 2008; and (z) one-quarter of one percent (0.25%) per annum for the portion, if any, of the Early Termination Period occurring after December 16, 2008, but prior to an Anniversary Date, in each case for partial years, prorated on the basis of the number of days from the Early Termination Date to the end of such partial year.

Early Termination Period shall have the meaning set forth in the definition of “Early Termination Fee”.

EBITDA shall mean, in any period, all consolidated earnings of the Obligors, before all (a) interest and tax expenses, accrued or paid and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Leases, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Financial Hedges), (b) depreciation and (c) amortization (including amortization of goodwill and other intangibles) and other non-cash expenses for said period, all determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Companies, but excluding the effect of extraordinary and/or non-recurring  gains or losses for such period.

Eligible Accounts Receivable shall mean, as to any Company, the gross amount of such Company’s Trade Accounts Receivable that are subject to a valid, first priority and fully perfected security interest in favor of the Agent on behalf of the Lenders, subject to Permitted

Encumbrances which conform to the warranties contained herein and at all times continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of: (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), and (b) reserves for any such Trade Accounts Receivable that arise from or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which such Company’s has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to the Agent’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales other than sales (x) secured by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in United States currency, or (y) to customers residing in Canada provided such sales otherwise comply with all of the other criteria for eligibility hereunder, are payable in United States currency or not more than $7,500,000 in Canadian currency and such accounts receivable do not exceed $7,500,000 in the aggregate at any one time for all Companies; (iii) accounts that remain unpaid more than sixty (60) days from the due date or ninety (90) days from invoice date; (iv) contra accounts; (v) sales to any subsidiary, or to any company affiliated with any of the Companies in any way; (vi) bill and hold (deferred shipment) or consignment sales, except that Rack Transfer Sales to those customers listed on Schedule 2 hereto (as such Schedule 2 may be supplemented from time to time hereafter by the Companies upon written notice to Agent) shall be eligible; (vii) sales to any customer which is (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or (D) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent all as determined in Agent’s reasonable business judgment; (viii) all sales to any customer if fifty percent (50%) or more of either (y) all outstanding invoices to such customer or (z) the aggregate dollar amount of all outstanding invoices to such customer, are unpaid more than ninety (90) days from invoice date; (ix)  pre-billed receivables and receivables arising from progress billing; (x) an amount representing, historically, returns, discounts, claims, credits and allowances, credit balances, cross aged balances, and applicable terms; (xi) sales not payable in United States currency (except up to $7,500,000 in the aggregate at any one time of accounts receivable of all of the Companies payable in Canadian currency); and (xii) any other reasons deemed necessary by the Agent in its reasonable business judgment, including those which are customary either in the commercial finance industry or in the lending practices of the Agent or the Lenders.

Eligible Inventory shall mean, as to any Company, the gross amount of such Company’s Inventory that is subject to a valid, first priority and fully perfected security interest in favor of the Agent on behalf of the Lenders, subject to Permitted Encumbrances, and which conforms to the warranties contained herein and which at all times continue to be acceptable to the Agent in the exercise of its reasonable business judgment, excluding, without duplication, any (a) materials and supplies (other than raw materials), (b) goods not present in the United States of America other than goods in Canada in which Agent on behalf of Lenders has a valid, first priority perfected security interest, (c) goods returned or rejected by the Companies’ customers (other than goods that are undamaged and resalable in the normal course of business and goods to be returned to the Companies’ suppliers), (d) goods in transit to third parties (other than the goods in transit to agents, warehouses, finishers and processors for the Companies for which such warehouseman or third party finisher or processor has executed a notice of security interest agreement (in form and substance reasonably satisfactory to the Agent)), or Inventory in possession of a warehouseman, bailee, third party processor or other third party, unless such warehouseman, bailee, processor or other third party has executed a notice of security interest agreement (in form and substance reasonably satisfactory to the Agent) and the Agent shall have a first priority perfected security interest in such Inventory, and (e) any reserves required by the Agent in its reasonable discretion determined in accordance with Agent’s customary practices, including reserves for (i) any Inventory purchased or sold to any affiliate of the Company, special order goods, mill rejects, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties or taxes and (ii) any Inventory located at Real Estate leased by any Obligor for which the Agent has not received a landlord lien waiver acceptable to Agent.

Employee Plan shall mean any employee benefit plan, program or policy with respect to which each Company or any ERISA Affiliate may have any liability or any obligation to contribute, other than a Plan or a Multiemployer Plan.

Environmental Laws shall mean applicable federal, state or local laws, rules or regulations, and any applicable judicial interpretations thereof, including any judicial or administrative order, judgment, permit, approval decision or determination, in each case pertaining to conservation or protection of the environment, in effect at the time in question, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act and analogous state and local laws as may be amended from time to time thereby imposing either more or less stringent requirements as relates to activity occurring after the date hereof of any such amendments.

Equipment shall mean all of the Obligors’ present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

ERISA Affiliate shall mean (a) any Person which, together with any Obligor, is treated as a “single employer” under Section 414(b) or (c) of the Code, or, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977 and/ or each “applicable section” under Section 414(t)(2) of the Code, under Section 414(b), (c), (m) or (o) of the Code.

Eurocurrency Reserve Requirements for any day, as applied to a LIBOR Loan, shall mean the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect with respect to the Agent and/or any present or future Lender on such day

(including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect), dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by the Agent and/or any such Lenders (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

Events of Default shall have the meaning provided for in Section 10.1 of this Financing Agreement, and any of such Events of Default being an “Event of Default”.

Exchange Act shall have the meaning set forth in the definition of “Beneficial Owner”.

Excluded Principal Payments shall mean (a) principal payments and prepayments of the Obligations, (b) principal payments and prepayments made with respect to the Indebtedness that is repaid in connection with a Permitted Refinancing, and (c) prepayments, redemptions and/or purchases of Subordinated Debt by one or more Obligors in an amount equal to the aggregate net proceeds of the sale of Capital Stock to third parties made by one or more Obligors after the Closing Date plus any additional amount as long as the aggregate Availability of all Companies immediately after any such prepayments, redemptions and/or purchases of Subordinated Debt is at least $30,000,000.

Existing Financing Agreement shall have the meaning set forth in recitals hereof.

Fee Letter shall mean that certain letter dated of the date hereof from the Companies to Agent.

Financial Hedge shall mean (a) a swap, collar, floor, cap or other contract which is intended to reduce or eliminate the risk of fluctuations in interest rates, (b) a foreign exchange, currency hedging, commodity hedging or other contract which is intended to reduce or eliminate the market risk of holding currency or a commodity in either the cash or future markets, or (c) any contract or agreement involving a dollar-denominated or cross-currency interest rate exchange, forward currency exchange, interest rate cap, collar protection, rate swap, basis swap, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, floor, forward rate currency or interest rate options, puts and warrants or any combination of any of the foregoing, which Financial Hedge is entered into by any Obligors with any Person under the laws of a jurisdiction in which such contracts are legal and enforceable (except as enforceability may be limited by the United States Bankruptcy Code and all applicable similar laws affecting the rights of creditors and general principles of equity); provided that, (i) all documentation for Financial Hedges must substantially conform to ISDA standards and (ii) each such Financial Hedge shall be or shall have been incurred in the ordinary course of business of the Obligors.

Financing Agreement shall mean this Second Amended and Restated Financing Agreement (as same may be amended, modified or restated from time to time).

Financial Statement Delivery Date shall have the meaning set forth in the definition of “Applicable Margin”.

Fiscal Quarter shall mean, with respect to the Companies, each three (3) month period ending on March 31st, June 30th, September 30th and December 31st of each Fiscal Year.

Fiscal Year shall mean each twelve (12) month period commencing on January 1st of each year and ending on the following December 31st.

Fixed Charge Coverage Ratio shall mean, for the relevant period, without duplication and on a consolidated basis, the ratio determined by dividing (a) EBITDA less Capital Expenditures and cash taxes for such period, by (b) the sum of the following (collectively, “Fixed Charges”) (i) all cash interest expense, cash dividends and cash distributions for such period (other than Permitted Intercompany Balances), and (ii) the amount of principal repaid or scheduled to be repaid on the Indebtedness of the Obligors during such period other than Excluded Principal Payments.  If an Obligor incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems common or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of common or preferred stock, and the use of the proceeds as if the same had occurred at the beginning of the applicable measurement period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)           acquisitions that have been made by an Obligor, including through mergers or consolidations and including any related financing transactions, during the measurement period or subsequent to such measurement period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the measurement period and EBITDA for such measurement period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2)           the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Companies following the Calculation Date.

Fixed Charges shall have the meaning set forth in the definition of “Fixed Charge Coverage Ratio”.

Foreign Acquisition shall mean (a) with respect to a Person, the Acquisition of a Person formed under laws other than of the United States or Canada, and (b) with respect to assets, the Acquisition of assets not located in the continental United States, Alaska, Hawaii or Canada.  A Canadian Acquisition shall also be deemed to be a Foreign Acquisition unless Parent elects by notice in writing to the Agent to include the Person acquired or the Subsidiary of Parent which acquires the Canadian assets as an “Obligor” hereunder.

Foreign Subsidiary shall mean a direct or indirect Subsidiary of a Company which is not a Domestic Subsidiary or a Canadian Subsidiary.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that if the Companies modify their accounting principles and procedures as applied as of the Closing Date, the Companies shall provide such statements of reconciliation as shall be in form and substance reasonably acceptable to the Agent and the Required Lenders.  If any changes in GAAP require any changes in the accounting methods or results of the Companies, Agent will, upon request by Parent, analyze the circumstances and the changes and make a good-faith proposal to Parent and the other Lenders with respect to appropriate adjustments to the financial covenants herein to take into account such GAAP changes.

General Intangibles shall mean all of the Obligors’ present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, fictitious business names, logos and any other designs or sources of business identities, indicative of origin, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, except to the extent the granting of a security interest therein by any Obligor to Agent is prohibited by applicable law or by the terms and provisions of the written agreement, document or instrument creating or evidencing such licenses, permits or franchises (other than to the extent that such prohibition, or the term or provision for such prohibition, is rendered ineffective pursuant to Section 9-406(d) or Section 9-407(a) of the UCC or other applicable law, including the United States Bankruptcy Code or principles of equity); provided, however, that (i) immediately upon the ineffectiveness, lapse or termination of any such prohibition or term or provision providing for such prohibition, the Collateral shall include, and such Obligor shall be deemed to have granted a security interest to Agent in, all such licenses, permits or franchises as if such prohibition, or term or provision providing for such prohibition, had never been in effect, and (ii) in no event under any circumstances shall “accounts” (as such term is defined in the UCC) or “inventory” (as such term is defined in the UCC) of any Obligor or any contract rights or license agreements necessary for any Obligor to sell, license or manufacture its Inventory or for Agent and Lenders to fully realize on the Collateral upon the occurrence of an Event of Default be excluded from Collateral, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all Pledged Equity, and (k) all customer lists, distribution agreements, supply agreements, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between any Obligor and any licensee of any of such Obligor’s General Intangibles.

Guaranties shall mean the guaranty documents executed and delivered by the Guarantors guaranteeing the Obligations.

Guarantors shall mean (a) each of the Companies, (b) each of the Guarantors (as defined in the first paragraph of this Financing Agreement), and (c) any other Person who now or may hereafter guarantee payment or performance of all or any part of the Obligations.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of money (borrowed or otherwise) or for the deferred purchase price of property, services or assets, other than accounts payable included in current liabilities and incurred in the ordinary course of business, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

Insurance Proceeds shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

Intercompany Subordination Agreement shall have the meaning set forth in the definition of “Subordination Agreement”.

Interest Period shall mean:

(a)           initially (but subsequent to seven days from the Closing Date), as the case may be a one month, two month, three month or six month period commencing on the borrowing or conversion date with respect to a LIBOR Loan and ending one, two, three or six months thereafter, as applicable; and

(b)           thereafter, at the option of the Companies, any one month, two month, three month or six month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as applicable;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

(iii)          for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) JPMorgan Chase Bank, N.A. (or any successor thereof) quotes an applicable  rate to the Agent or the Agent determines the LIBO Rate, as provided in the definition of LIBOR, (y) the LIBO Rate determined by JPMorgan Chase Bank, N.A. (or any successor thereof) or the Agent on the basis of such quote will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period, and (z) such Interest Period will end on or before the earlier of the Anniversary Date or the last day of the then current term of this Financing Agreement. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Companies shall continue to pay interest on the Obligations at the applicable per annum rate based upon the Chase Bank Rate.

Inventory shall mean all of the Obligors’ present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all oilfield products, oil country tubular goods, specialty tubing, rolled steel tubular products, raw steel, steel tubing, pipe, casing, line pipe, standard pipe, mechanical pipe, coupling pipe, structural tubing and blooms, raw materials, including steel slabs, coils and ingots, and all other merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same; in all stages of production - from raw materials through work-in-process to finished goods - and all proceeds thereof of whatever sort.

Inventory Loan Cap shall mean an amount equal to $155,000,000.

Investment Property shall mean all now owned or hereafter acquired investment property (as defined in the UCC) and all proceeds thereof.

Issuing Bank shall mean the bank issuing Letters of Credit for the Companies.

Letters of Credit shall mean all letters of credit issued with the assistance of the Agent in accordance with Section 5 hereof by the Issuing Bank for or on behalf of any of the Companies.

Letter of Credit Guaranty shall mean the guaranty delivered by the Agent to the Issuing Bank of any Company’s reimbursement obligations under the Issuing Bank’s reimbursement agreement, application for Letter of Credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee the Agent may charge the Companies under Section 8.3 of this Financing Agreement for:  (a) issuing a Letter of Credit Guaranty and/or (b) otherwise aiding the Companies in obtaining Letters of Credit, all pursuant to Section 5 hereof.

Letter of Credit Sub-Line shall mean the aggregate amount of $75,000,000, consisting of a line for standby Letters of Credit and for documentary Letters of Credit.

LIBO Rate shall have the meaning set forth in the definition of “LIBOR”.

LIBOR shall mean at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest (the “LIBOR Rate” or “LIBO Rate”) equal to: (a) at the Agent’s election (i) the applicable LIBOR quoted to the Agent by JPMorgan Chase Bank, N.A. (or any successor thereof), or (ii) the rate of interest determined by the Agent at which deposits in U.S. Dollars are offered for the relevant Interest Period based on information presented on Telerate Systems at Page 3750 as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such interest period; provided that if at least two such offered rates appear on the Telerate System at Page 3750 in respect of such Interest Period, the arithmetic mean of all such rates (as determined by the Agent) will be the rate used; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as decimal fraction) of Eurocurrency Reserve Requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

LIBOR Lending Office with respect to the Agent, shall mean the office of JPMorgan Chase Bank, N.A. or any successor thereof maintained at 270 Park Avenue, New York, NY  10017.

LIBOR Loan shall mean any loans made pursuant to this Financing Agreement at such time as they are made and/or are being maintained at a rate of interest based upon  LIBOR, provided that (a) no Default or Event of Default has occurred hereunder, which has not been waived in writing by the Required Lenders or any Default has occurred which has not been cured to the satisfaction of Agent prior to becoming an Event of Default, and (b) no LIBOR Loan shall be made with an Interest Period that ends after the Anniversary Date or any other applicable Early Termination Date.

LIBOR Rate shall have the meaning set forth in the definition of “LIBOR”.

Line of Credit Fee shall: (a) mean the fee due the Agent at the end of each month for the Revolving Line of Credit, and (b) be determined by multiplying the difference between (i) the Revolving Line of Credit and (ii) the sum of (x) the average daily balance of Revolving Loans and Swingline Loans of the Companies plus (y) the average daily balance of Letters of Credit outstanding for said month, by 0.325% per annum for the number of days in said month.

Loan Documents shall mean this Financing Agreement, any promissory notes, the other closing documents and any other ancillary loan and security agreements executed from time to time by any Obligor in connection with this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to the Agent and the Lenders (as applicable) in accordance with, and pursuant to, the provisions of Section 8.6 of this Financing Agreement.

Margin Period shall have the meaning set forth in the definition of “Applicable Margin”.

Material Acquisition shall mean a Permitted Acquisition for which the aggregate amount of cash (whether cash on hand or cash provided for Revolving Loans) and assumed debt consideration exceeds $10,000,000.

Material Adverse Effect shall mean, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), (a) a material adverse effect on the financial condition, business, operations, or assets of the Obligors, taken as a whole, (b) a material impairment of the ability of the Obligors, taken as a whole, to perform the obligations of the Obligors under the Loan Documents or (c) an impairment of the validity or enforceability of any Loan Document in any manner which materially affects the collective material rights and/or material benefits intended to be bestowed on the Agent and Lenders under the Loan Documents.

Material Obligor shall mean each Obligor which has assets with a book value of Five Hundred Thousand Dollars ($500,000) or more as of the date in question or which had revenues of Five Hundred Thousand Dollars ($500,000) or more for the calendar year preceding the date in question; provided that an intermediate holding company shall not be deemed to be a Material Obligor unless it has assets other than stock of Subsidiaries or revenues independent of its Subsidiaries which meet the foregoing criteria.

Maximum Legal Rate shall mean the maximum lawful interest rate which may be contracted for, charged, taken, received or reserved under this Financing Agreement by the Agent and/or the Lenders in accordance with applicable state or federal law (whichever provides for the highest permitted rate), taking into account all items contracted for, charged or received in connection with the Obligations evidenced hereby which are treated as interest under the applicable state or federal law, as such rate may change from time to time.  To the extent that any of the optional interest rate ceilings provided in Chapter 303 of the Texas Finance Code, as amended from time to time (the “Texas Finance Code”), apply and may be available for application to any loan(s) or extension(s) of credit evidenced by this Financing Agreement and/or any promissory notes delivered in connection with this Financing Agreement for the purpose of determining the maximum allowable interest under the Loan Documents pursuant to the Texas Finance Code, the applicable interest rate ceiling shall be the “weekly ceiling” (as such term is defined in Section 303.003 of the Texas Finance Code) from time to time in effect; provided, however, that at any  time the “weekly ceiling” shall be less that 18%, or more than 24%, per annum, the provisions of Section 303.009(a), or Section 303.009(b), respectively, of the Texas Finance Code shall control for purposes of such determination.

MPM shall mean Hengyang Valin MPM Steel Tube Co. Ltd., a subsidiary of VTW.

Multiemployer Plan shall mean any plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) to which each Company or any ERISA Affiliate contributes or has any obligation or liability to make contributions, including any withdrawal liability, contingent or otherwise.

Obligations shall mean all loans, advances and extensions of credit made or to be made by the Agent and/or the Lenders to the Companies, or any one of them, or to others for any of the Companies’ account (including, without limitation, all Revolving Loans, all Swingline Loans, Letter of Credit Guaranties and the Cash Management Obligations) at the Companies’ request or as otherwise permitted under this Financing Agreement; any and all indebtedness and obligations which may at any time be owing by the Obligors, or any one of them, to the Agent and/or the

Lenders under any Loan Document, whether now in existence or incurred by any of the Obligors from time to time hereafter while still a Subsidiary of Parent; whether secured by pledge, lien upon or security interest in any of the Obligors’ Collateral, assets or property or the assets or property of any other Person; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Obligors, or any one of them, are liable to the Agent and/or the Lenders for such indebtedness as principal, surety, endorser, guarantor or otherwise.

Obligor shall mean each Company and each Guarantor, and “Obligors” shall mean, collectively, all of the Companies and all of the Guarantors.

Original Financing Agreement shall have the meaning set forth in the recitals hereof.

Other Collateral shall mean all of the Obligors’ now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited and all other deposit accounts; all Investment Property (including, without limitation, the Pledged Equity); all cash and other monies and property in the possession or control of the Agent and/or the Lenders; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; all investment property, and all cash and non-cash proceeds of the foregoing.

Out-of-Pocket Expenses shall mean all of the Agent’s (and the Lenders’ upon the occurrence and during the continuance of an Event of Default which is not waived by the Required Lenders), reasonable, reasonably documented, present and future expenses incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: the cost of record searches, all costs and expenses incurred by the Agent in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on the Agent due to returned items and “insufficient funds” of deposited checks and the Agent’s standard fee relating thereto, any amounts paid by the Agent, incurred by or charged to the Agent and/or the Lenders by the Issuing Bank under the Letter of Credit Guaranty or any of the Companies’ reimbursement agreement, application for Letter of Credit or other like document which pertains either directly or indirectly to such Letters of Credit, travel, lodging and similar expenses of the Agent’s personnel in inspecting and monitoring the Collateral from time to time hereunder, any applicable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth in Section 10.3 of this Financing Agreement.

Patents shall mean all of the Obligors’ present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Obligors and all income, royalties, cash and non-cash proceeds thereof.

PBGC shall mean Pension Benefit Guaranty Corporation, established pursuant to Section 4002 of ERISA, or a successor thereto.

Permitted Acquisition shall mean (a) an Acquisition of 90% or more of the Capital Stock of a Person, or all or a part of the assets of, or all or a part of a division of a Person, if the Person, assets and/or division acquired are engaged primarily in a Qualified Business that meets the conditions precedent and other criteria for an Acquisition Facility Loan set forth in Section 4 of this Financing Agreement, whether or not the proceeds of any Acquisition Facility Loan will be used in connection with such Acquisition (provided, however, the criteria set forth in the first sentence of Section 4.1(a) shall not be applicable if, in connection with such Acquisition (i) the proceeds of an Acquisition Facility Loan will not be used, (ii) Availability (which shall include the Letters of Credit for purposes of this definition) exceeds $125,000,000 before and after giving effect to such Acquisition, and (iii) no Indebtedness will be incurred to finance or in contemplation of such Acquisition (each Acquisition satisfying the criteria set forth in this proviso being an “Unfinanced Acquisition”)), (b) the creation of one or more Domestic Subsidiaries engaged in a Qualified Business as long as any such new Domestic Subsidiary other than a Designated Subsidiary executes such documentation as if such Subsidiary was a Domestic Acquisition as required by Section 4.5 hereof, and (c) the creation of a Foreign Subsidiary engaged in a Qualified Business, and provided, however, no more than $10,000,000 in the aggregate of cash (whether as equity or loans), assumed debt and assets may be used to invest in any Foreign Acquisitions, Foreign Subsidiaries or Designated Subsidiaries during any Fiscal Year.

Permitted Encumbrances shall mean: (a) liens existing on the date hereof on specific items of Equipment and listed on Schedule 1 hereto and other liens expressly permitted, or consented to in writing by the Agent and/or the Required Lenders; (b) Purchase Money Liens; (c) liens of local or state authorities for franchise or other like taxes, provided that the aggregate amounts of such liens shall not exceed $250,000 in the aggregate at any one time; (d) statutory and contractual liens of landlords and of mortgagees of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law or otherwise, created in the ordinary course of business and for amounts not yet due (or which are being disputed or contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by each of the Obligors, as applicable, in accordance with GAAP; (e) deposits made (and the liens thereon) in the ordinary course of business of any of the Obligors (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and performance and appeal bonds and letters of credit serving such purposes) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations; (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning restrictions, encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by the Obligors in their business of the property so encumbered and (B) in the reasonable business judgment of the Agent do not materially and adversely affect the value of such Real Estate; and (g) liens granted the Agent by the Obligors or any one of them; (h) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $250,000 (other than liens bonded or insured to the reasonable satisfaction of the Agent); (i) liens for taxes not yet due and payable; (j) liens for taxes which are being diligently disputed or contested in good faith by the Obligors by appropriate proceedings and which liens are not (y) senior to the liens of the Agent or (z) for taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in Section 7.6 hereof; (k) without duplication of any of the foregoing, statutory, common law and contractual warranty claims in favor of purchasers of the Obligors’ Inventory; and (l) liens on assets acquired in a Permitted Acquisition that secure only indebtedness permitted to be assumed in such Permitted Acquisition.

Permitted Financial Investments shall mean the following kinds of investments:

(a)           investments in certificates of deposit in United States dollars maturing within one year from the date of issuance thereof, and overnight investments, (i) issued by a bank or trust organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $500,000,000, or (ii) which are fully insured by the Federal Deposit Insurance Corporation;

(b)           commercial paper maturing in one year or less from the date of issuance and which is, at the time of acquisition thereof, rated A-1 or better by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or P-1 or better by Moody’s Investors Service, Inc.;

(c)           debt instruments of a domestic issuer which matures in one year or less and which are, at the time of acquisition thereof, rated A-1 or better by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. of P-1 or better by Moody’s Investors Service, Inc.;

(d)           marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, as the case may be, in each case maturing no later than one year from the date of acquisition;

(e)           money market, mutual or similar funds that invest in obligations referred to in clauses (a) through (d) of this definition, in each case having assets in excess of $500,000,000;

(f)            demand deposit accounts which are maintained in the ordinary course of business; and

(g)           Repurchase obligations of any Qualified Commercial Bank with a term of not more than seven days for underlying securities of the types described in subparagraphs (a), (b), (c), and (d) above.

Permitted Indebtedness shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, taxes or labor; (b) the Indebtedness secured by Purchase Money Liens; (c) Subordinated Debt; (d) Indebtedness arising under the Letters of Credit and this Financing Agreement; (e) deferred taxes and other expenses incurred in the ordinary course of business; (f) Permitted Refinancings; (g) Permitted Intercompany Balances; (h) Indebtedness of a Target acquired pursuant to an Unfinanced Acquisition so long as such Indebtedness existed before the consummation of such Unfinanced Acquisition and was not incurred in contemplated thereof; and (i) other Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to the Agent and/or the Lenders or otherwise disclosed to the Agent and/or the Lenders in writing prior to the Closing Date.

Permitted Intercompany Balances shall mean loans, advances, dividends, distributions, inter-company accounts, transfers and investments (including, but not limited to, loans made pursuant to the concentrated cash management system for collections of accounts receivable or disbursements to trade creditors) by any Obligor in, with or to any other Obligor; provided that the Company Group of which such lender and borrower (or transferor and transferee, as the case may be) is a part is Solvent immediately before and after giving effect thereto.

Permitted Merger shall mean (a) the merger or consolidation of any Guarantor with or into any other Guarantor, (b) the merger or consolidation of any Guarantor with or into any Company as long as such Company is the surviving Person, (c) the merger or consolidation of a Company into another Company, (d) conversion of an Obligor into a different type of entity, and (e) a merger or consolidation which is a Permitted Acquisition.

Permitted Refinancing shall mean a refinancing of any Indebtedness otherwise permitted hereunder (either with the same payees or different financing sources), including a restructure or restatement of such existing Indebtedness or a new loan to repay such existing Indebtedness, so long as (a) the terms of the refinanced Indebtedness are not materially more favorable to the payee(s) and are not materially less favorable to the Lenders than the existing Indebtedness which was refinanced, (b) no Default or Event of Default will exist immediately after the completion of such refinancing, and (c) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations, such refinancing Indebtedness is subordinated in right of payment to the Obligations at least to the same extent as the Indebtedness being refinanced.

Person shall mean any individual, partnership, joint venture, firm, corporation, limited liability company or partnership, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

Plan shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan, with respect to which Parent, its Subsidiaries or an ERISA Affiliate contributes or has an obligation or liability to contribute, including any such plan that may have been terminated.

Pledged Equity shall mean the Capital Stock owned by the Obligors (other than the Capital Stock issued by Parent), provided that only up to 65% of the Capital Stock issued a Foreign Subsidiary will be included.

Pro Rata Share shall mean, as to each Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate amount of all Commitments at such time (or if the Commitments of the Lenders hereunder have terminated, the numerator of which is the principal amount of loans then owed to such Lender hereunder and the denominator of which is the principal amount of loans then owed to all Lenders hereunder, as reflected by CITBC’s records).

Purchase Money Liens shall mean liens on any item of equipment acquired after the date of this Financing Agreement, provided that (a) each such lien shall attach only to the property to be acquired, and additions and accessions thereto, (b) a description of the property so acquired is furnished to the Agent, and (c) the debt incurred in connection with such acquisitions shall not exceed in the aggregate $10,000,000 in any Fiscal Year.

Qualified Business shall mean any business that derives a majority of its revenues from one or more of the types of businesses engaged in by the Companies on the date of this Financing Agreement, and any business reasonably related thereto.

Qualified Commercial Bank shall mean a domestic commercial bank or other domestic financial institution having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000).

Rack Transfer Sales shall mean those certain sales of Inventory by the Companies to their customers which are evidenced by invoices on regular terms and although title thereto has transferred to such customers, the Companies are requested by such customers to store such inventory at the bonded warehouse of Star Tubular or at another bonded location other than their customers’ premises.

Real Estate shall mean the Obligors’ fee and/or leasehold interests in the real property.

Required Lenders shall mean the Lenders holding aggregate Commitments (excluding the Swingline Commitment) under this Financing Agreement in an amount of 66 2/3% or more, or if the Commitments have been terminated, the Lenders holding at least 66 2/3% or more of the outstanding principal amount of all loans hereunder (other than the Swingline Loans).

Restricted Payment shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any of the Obligors now or hereafter outstanding, and (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock of any of the Obligors, now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares, except to the extent that the consideration therefor consists of shares of Capital Stock (including warrants, rights or options relating thereto) of the Parent.

Revolving Credit Commitment shall have the meaning set forth in the definition of “Commitment.”

Revolving Line of Credit shall mean the aggregate commitment of the Lenders to make loans and advances pursuant to Section 3 of this Financing Agreement and issue Letter of Credit

Guaranties pursuant to Section 5 hereof to the Companies, in the aggregate amount of $225,000,000, subject to increase in accordance with Section 3.11 hereof.

Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of the Companies, or any of them, by the Agent on behalf of the Lenders (including the Swingline Lender) pursuant to Section 3 of this Financing Agreement.

Revolving Loan Account shall have the meaning specified in Section 3.8 of this Financing Agreement.

Sales Company shall have the meaning set forth in the definition of “VTW Transaction”.

Senior Subordinated Notes Indenture shall mean that certain Indenture dated as of May 29, 2001 between Parent and Wells Fargo Bank Minnesota, National Association, as Trustee.

Settlement Date shall mean (a) other than with respect to Swingline Loans, the date, weekly, and more frequently, at the discretion of the Agent, upon the occurrence of an Event of Default or a continuing decline or increase of the Revolving Loans that the Agent and the Lenders shall settle amongst themselves so that (i) the Agent shall not have, as the Agent, any money at risk and (ii) on such Settlement Date the Lenders shall have their respective Pro Rata Share of all outstanding Revolving Loans and Letters of Credit, provided that each Settlement Date for a Lender shall be a Business Day on which such Lender and its bank are open for business and (b) with respect to Swingline Loans, any date specified by the Swingline Lender upon notice (oral or written) to the Agent, so long as such date is a Business Day on which a Lender and its bank are open for business.

Solvent shall mean that, with respect to any Person, (a) the fair value of such Person’s assets (including the value of rights of indemnification or contribution which such Person may have from other Persons) exceeds the fair value of such Person’s liabilities; (b) such Person is generally able to pay its debts as they become due and payable; and (c) such Person does not have unreasonably small capital to carry on its business as it is currently conducted absent extraordinary and unforeseen circumstances.

Special Acquisition shall mean, collectively, the VTW Transaction and any other Permitted Acquisition that the Required Lenders have in their sole discretion approved in writing for exclusion from the dollar limitation on the amount of Permitted Acquisitions as more particularly set forth in Section 4.1(a) of this Financing Agreement.

Subordinated Debt shall mean any debt due a Subordinating Creditor (and the note(s) evidencing such) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations of each of the Obligors to the Agent and the Lenders (in form and substance reasonably satisfactory to the Agent and the Required Lenders).  Subordination terms and provisions substantially similar to those contained in the Senior Subordinated Notes Indenture shall be deemed to be satisfactory to the Agent and the Lenders.

Subordinating Creditor shall mean any party hereafter executing a Subordination Agreement.

Subordination Agreement shall mean (a) any agreement among the Obligors, a Subordinating Creditor and the Agent, or (b) any agreement among all of the Obligors, as the Subordinating Creditor, and the Agent, pursuant to which, in either case, Subordinated Debt is subordinated to the prior payment and satisfaction of all of the Obligations to the Agent and the Lenders (the “Intercompany Subordination Agreement”), in form and substance satisfactory to the Agent.  Except with respect to the Intercompany Subordination Agreement, subordination terms and provisions substantially similar to those contained in the Senior Subordinated Notes Indenture, shall be deemed to be satisfactory to the Agent and the Lenders.

Subsidiary shall mean any corporation or other entity of which a Person owns, directly or indirectly, through one or more intermediaries, more than 50% of the Capital Stock at the time of determination.

Swingline Commitment shall mean the commitment of the Swingline Lender to make Swingline Loans to the Companies pursuant to Section 3.2 of this Financing Agreement, not to exceed at any time the aggregate principal amount of $25,000,000.

Swingline Lender shall mean CITBC and its successors and assigns.

Swingline Loan shall have the meaning given to such term in Section 3.2 hereof.

Target shall have the meaning assigned to such term in Section 4.2 hereof.

Texas Finance Code shall have the meaning set forth in the definition of “Maximum Legal Rate”.

Trade Accounts Receivable shall mean that portion of each of the Companies’ Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Companies’ business.

Trademarks shall mean all of the Obligors’ present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, general intangibles, and intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash, income, royalties, and non-cash proceeds thereof.

UCC shall mean the Uniform Commercial Code as in effect from time to time in the state of New York.

Unfinanced Acquisition shall have the meaning set forth in the definition of “Permitted Acquisition”.

Voting Stock of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

VTW shall mean Hunan Valin Steel Tube & Wire Co.

VTW Transaction shall mean the following activities:  (a) acquisition by Parent for approximately $132,000,000 cash of a forty percent (40%) equity interest in MPM, (b) after such initial contribution, additional contributions to MPM by Parent of approximately another $106,000,000 for an aggregate forty-seven percent (47%) equity interest in MPM, and (c) after Parent’s initial equity contribution to MPM, formation of a to be named entity (“Sales Company”) with VTW, with VTW and Parent to each contribute approximately $15,000,000 in equity to Sales Company, with Sales Company being organized to manage the North American marketing and sales of tubular products produced by MPM, and Parent or another Company to have exclusive marketing and sales rights in North America to a minimum of 200,000 tons annually of oilfield tubular products produced by MPM, as the Parent and VTW sharing the profits generated by Sales Company from the sale of oilfield tubular products on a predetermined schedule that provides Parent with a preferential return until the recovery of full value of Parent’s investment in MPM and Sales Company.

Working Day shall mean any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in the place where the Agent’s LIBOR Lending Office is located in New York, New York.

SECTION 2.                 Conditions Precedent

2.1          Conditions Precedent to Initial Revolving Loan.  The obligation of the Agent and the Lenders to make the initial loans hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such loans, the following conditions precedent:

(a)           Lien Searches - The Agent shall have received updated tax, judgment and Uniform Commercial Code searches satisfactory to the Agent in each Obligor’s state of formation and for all locations presently occupied or used by the Obligors.

(b)           Casualty Insurance — Each of the Obligors shall have delivered to the Agent evidence satisfactory to the Agent that casualty insurance policies listing the Agent on behalf of the Lenders as loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Section 7.5 of this Financing Agreement.

(c)           UCC Filings - Any documents (including without limitation, financing statements) required to be filed in order to create, in favor of the Agent on behalf of the Lenders, a first perfected security interest in the Collateral with respect to which a security interest may be perfected by a filing under the UCC shall have been properly filed in each office in each jurisdiction required in order to create in favor of the Agent a perfected lien on the Collateral.  The Agent shall have received acknowledgment copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made); and the Agent shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

(d)           Board Resolution - The Agent shall have received a copy of the resolutions of the Board of Directors of each of the Companies and the Guarantors (as the case may be) authorizing the execution, delivery and performance of (i) this Financing Agreement,

(ii) the Guaranties, and (iii) any related agreements, in each case certified by the Secretary or Assistant Secretary of each of the Companies and the Guarantors (as the case may be) as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of each of the Companies and the Guarantors (as the case may be) as to the incumbency and signature of the officers of the Companies and/or the Guarantors executing such Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

(e)           Organization - The Agent shall have received (i) a copy of the Certificate of Incorporation or other applicable organizational document of each of the Companies and the Guarantors certified by the Secretary of State of the states of their organization, and (ii) a copy of the By-Laws or other applicable governing regulations of each of the Companies and the Guarantors certified by the Secretary or Assistant Secretary thereof, all as amended through the date hereof.

(f)            Officer’s Certificate - The Agent shall have received an executed officer’s certificate of each of the Companies, satisfactory in form and substance to the Agent, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof; (ii) each of the Companies is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred and is continuing.

(g)           Opinions - Counsel for the Companies and the Guarantors shall have delivered to the Agent on behalf of the Lenders opinions satisfactory to the Agent opining to such matters incident to the transactions covered by this Financing Agreement and the other Loan Documents as Agent may require and the Companies and Guarantors authorize and direct such counsel to deliver such opinions to Agent.

(h)           Absence of Default - No Default or Event of Default shall have occurred and be continuing and no material adverse change shall have occurred in the financial condition, business, prospects, profits, operations or assets of the Companies taken as a whole.

(i)            Legal Restraints/Litigation - As of the Closing Date, there shall be no (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against any of the Companies or the Guarantors or their assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement, (y) injunction, writ or restraining order restraining or prohibiting the financing arrangements contemplated under this Financing Agreement or (z) to the best knowledge of the Companies, suit, action, investigation or proceeding (judicial or administrative) pending or threatened against the Parent, any of the Companies or the Guarantors or their assets, which, in the reasonable opinion of the Agent, if adversely determined could reasonably be expected to have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Parent, or the Companies taken as a whole.

(j)            Guaranties - The Guarantors shall have executed and delivered to the Agent, Guaranties, in form acceptable to the Agent, guaranteeing all present and future obligations of the Companies to the Agent and the Lenders.

(k)           Subordination Agreement - The Subordinating Creditors, which shall include each Obligor in one Subordination Agreement, shall have executed and delivered to the Agent on behalf of the Lenders a Subordination Agreement subordinating the Subordinated Debt due the Subordinated Creditors by any Obligor to the prior payment and satisfaction of the Obligations to the Agent and the Lenders.

(l)            Cash Budget Projections - The Agent shall have received, reviewed and be satisfied with a 12-month financial plan and cash budget projection prepared by the Companies in the form provided by the Agent.

(m)          Pledge Agreement - The Obligors shall have (i) executed and delivered to the Agent on behalf of the Lenders a pledge and security agreement pledging to the Agent on behalf of the Lenders as additional collateral for the Obligations of the Companies not less than 100% of the issued and outstanding Capital Stock of each of the Obligors (excluding Parent) and (ii) delivered to the Agent on behalf of the Lenders the stock certificates evidencing such stock together with duly executed stock powers (undated and in-blank) with respect thereto.

(n)           Intellectual Property Security Agreements — Each Obligor which owns Patents or Trademarks shall have executed and delivered to Agent on behalf of the Lenders a Patent and Trademark Security Agreement pledging to the Agent on behalf of the Lenders as Collateral for the Obligations all of the Patents and Trademarks owned by each such Obligor, all in form and substance satisfactory to Agent.

(o)           Additional Documents - Each of the Obligors shall have executed and delivered to the Agent all Loan Documents necessary to consummate the lending arrangement contemplated between the Obligors, the Agent and the Lenders.

(p)           Disbursement Authorization - The Companies shall have delivered to the Agent all information necessary for the Agent and the Lenders to issue wire transfer instructions on behalf of the Companies for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to the Agent.

(q)           Examination & Verification - The Agent and the Lenders shall have completed to the satisfaction of the Agent and the Lenders an examination and verification of the Accounts, Inventory, books and records of the Companies and the Guarantors, and which examination shall indicate that, after giving effect to all Revolving Loans advances and extensions of credit to be made at closing, the Companies shall have an opening additional Availability of at least $100,000,000, as evidenced by a borrowing base certificate delivered by the Companies to the Agent as of a date not more than ten (10) days before the Closing Date.  It is understood that such requirement contemplates that all debts and obligations are current except to the extent being contested or disputed in good faith, and that all payables are being handled in the normal course of each of the Companies’ business and consistent with its past practice.

(r)           Depository Accounts - Each of the Companies shall have established a system of lockbox and bank accounts with respect to the collection of Accounts and the deposit of proceeds of Inventory as shall be reasonably acceptable to the Agent in accordance with

Agent’s customary practices.  Such accounts shall be subject to three party agreements (between the Companies, the Agent and the depository bank), which shall be in form and substance satisfactory to the Agent.

2.2          Conditions to Each Request for Extension of Credit.

Except to the extent expressly set forth in this Financing Agreement, the Companies on any date (including without limitation, the initial extension of credit) on which they request any loan or extension of credit hereunder make the following representations and warranties:

(a)           Representations and Warranties - Each of the representations and warranties made by each of the Obligors in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date).

(b)           No Default - No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(c)           Borrowing Base - Except as may be otherwise agreed to from time to time by the Agent and/or the Required Lenders and the Companies or any one of them in writing, after giving effect to the extension of credit requested to be made by any of the Companies on such date, (a) the aggregate outstanding balance of the Revolving Loans and outstanding Letters of Credit owing by all of the Companies will not exceed the Revolving Line of Credit, and the (b) the aggregate outstanding balance of the Revolving Loans and outstanding Letters of Credit owing solely by such Company shall not exceed such Company’s Borrowing Base.

(d)           Additional Matters - All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Financing Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Agent and/or the Required Lenders and (to the extent that such proceedings documents, instruments and other matters relate to the Collateral or the Agent) the Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby, as the Agent shall reasonably request.

Each borrowing by the Companies hereunder shall constitute a representation and warranty by each of the Companies as of the date of such loan or advance that each of the representations, warranties and covenants contained in this Financing Agreement has been satisfied and is true and correct in all material respects, except as the Companies and the Agent and/or the Required Lenders shall otherwise agree herein or in a separate writing (except to the extent such representations and warranties relate solely to an earlier date).

SECTION 3.                 Revolving Loans; Swingline Loans

3.1          Revolving Loans(a).   On the Closing Date, the “Revolving Loans” (as defined in the Existing Financing Agreement) held by Lenders under the Existing Financing Agreement shall automatically, and without any action on the part of any Person, be deemed to be Revolving Loans under this Financing Agreement, and the Additional Lender shall by assignments from the Existing Lenders (which assignments shall be deemed to occur automatically, and without the requirement for additional documentation on the Closing Date) acquire a portion of the Revolving Loans of the Existing Lenders so designated in such amounts and the Lenders shall, through the Agent, make such other adjustments among themselves as shall be necessary so that after giving effect to such assignments and adjustments, the Lenders shall hold Revolving Loans in an amount not greater than their respective Pro Rata Share of the Revolving Credit Commitment.  The Lenders agree, subject to the terms and conditions of this Financing Agreement from time to time, and within the Availability but subject to the Agent’s and the Lenders’ rights to make “Overadvances”, as further set forth in this Financing Agreement, to make loans and advances to each Company on a revolving basis (i.e., subject to the limitations set forth herein, each of the Companies may borrow, repay and re-borrow Revolving Loans).  Such outstanding loans and advances and the outstanding Letters of Credit for each Company shall not exceed such Company’s Borrowing Base.  Such outstanding loans and advances and outstanding Letters of Credit for all of the Companies shall not in the aggregate exceed the Revolving Line of Credit.  Each request for an advance shall constitute a representation and warranty by each Company that (i) after giving effect to the requested advance, no Default or Event of Default has or will have occurred and be continuing, and (ii) the proceeds of such Revolving Loan shall be used solely for Permitted Acquisitions, to refinance current debt or for working capital purposes.  All requests for loans and advances must be received by an officer of the Agent no later than 1:00 p.m., New York time, of the day on which such loans and advances are required.  Subject to Section 14.10 hereof, should the Agent for any reason honor requests for advances in excess of the limitations set forth herein, such advances shall be considered “Overadvances” and shall be made in the Agent’s sole discretion, subject to any additional terms the Agent deems necessary.

Whenever the Companies desire the Agent, on behalf of the Lenders, to make a Revolving Loan pursuant to this Section 3, it shall give the Agent notice in writing or irrevocable telephonic notice confirmed promptly in writing, specifying (A) the amount to be borrowed, and (B) the requested borrowing date (which shall be a Business Day and shall be prior to: the Anniversary Date, and if applicable, any Early Termination Date, or prior to any effective termination date of this Financing Agreement, all as further set forth herein), and (C) specify whether the requested Revolving Loan shall bear interest at the Chase Bank Rate or at the LIBO Rate, as further set forth herein.  All requests for loans and advances must be received by an officer of the Agent no later than 1:00 p.m. New York time on any borrowing date.  The procedure for Revolving Loans to be made on a requested borrowing date may be such other procedure as is mutually satisfactory to the Companies, the Agent and the Lenders.  The Agent or the Swingline Lender (as the case may be) shall make loans and advances to the Depository Account (as hereinafter defined) of the Companies.

Subject to Section 14.10 hereof, should the Agent, on behalf of the Lenders, for any reason honor requests for advances in excess of the limitations set forth herein, such advances shall be considered “Overadvances” and shall be made in the Agent’s sole discretion, subject to any additional terms the Agent or the Required Lenders deem necessary.  Requests for loans and advances shall be made solely by the Companies and shall be directed solely to the Agent.

3.2          Swingline Loans.

(a)           The Agent and the Lenders agree that in order to facilitate the administration of the financing arrangement contemplated by this Financing Agreement, promptly after the Companies request from the Agent a Revolving Loan hereunder, the Swingline Lender may elect to have the terms of this Section 3.2 apply to such borrowing request by advancing to the Companies, the amount of such requested Revolving Loan on the applicable borrowing date (each such Revolving Loan made by the Swingline Lender shall be referred to herein as a “Swingline Loan”), with settlement among the Lenders as to the Swingline Loan to take place on a periodic basis as set forth in Section 3.3.  Each Swingline Loan shall be subject to all the terms and conditions applicable to other Revolving Loans funded by the Lenders, except that (i) prior to any settlement thereof among the Lenders, all payments thereon shall be payable to the Swingline Lender solely for its own account, and (ii) no Swingline Loan may be a LIBOR Loan.  The aggregate amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment.  The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan would exceed the Availability immediately before giving effect to such Swingline Loan (i.e., no Overadvance permitted by Section 14.10 hereof shall be made as Swingline Loans). However, Swingline Loans may be made even if a Default or Event of Default exists so long as the Required Lenders have not terminated the Commitments pursuant to Section 10.2 hereof.

(b)           Upon the making of a Swingline Loan (whether before or after the occurrence of a Default or Event of a Default and regardless of whether settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan equal to such Lender’s Pro Rata Share of the Revolving Loan Commitment times the amount of such Swingline Loan.  The Swingline Lender may at any time upon notice to the Agent, require that the Lenders immediately fund their respective participations in the Swingline Loans on any Settlement Date.  With respect to Swingline Loans from and after the date, if any, on which any Lender has funded its participation in any Swingline Loan purchased hereunder, the Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest, and all proceeds of Collateral, received by the Agent after such date in respect of such Swingline Loan.

3.3          Settlement Date.  The Agent shall on any Settlement Date, and upon notice given by the Agent no later than 2:00 p.m. New York time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan in an amount equal to such Lender’s Revolving Credit Commitment percentage (calculated with respect to the aggregate Revolving Credit Commitments then outstanding) of the aggregate amount of the Revolving Loans (other than Swingline Loans) made by the Agent from the preceding Settlement Date to the date of such notice.  On each Settlement Date, with respect to Swingline Loans, each Lender shall remit to the Agent for the account of the Companies, such Lender’s Pro Rata Share of the Swingline Loans outstanding as of such date (which shall be equal to such Lender’s Pro Rata Share of the Revolving Loan Commitment times the outstanding principal amount of the Swingline Loans) and the Agent shall in turn remit such funds to Swingline Lender for application against the

Swingline Loans then outstanding.  All payments made by the Lenders on any Settlement Date with respect to Swingline Loans shall constitute Revolving Loans to the Companies.  Each Lender’s obligation to make the Revolving Loans referred to in Section 3.1 and to make the settlements pursuant to this Section 3.3 shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right which any such Lender or the Companies may have against the Agent, the Companies, any other Lender or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Companies; (iv) any breach of this Financing Agreement or any other loan document by the Companies or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Without limiting  the liability and obligation of each Lender to make such advances, the Companies authorize the Agent to charge the Companies’ account with the Agent to the extent amounts received from the Lenders are not sufficient to repay in full the amount of any such deficiency.

3.4          Borrowing Base Report.  Each Company will deliver on a monthly basis to the Agent, in such form and manner as the Agent may reasonably require, schedules of Accounts and Inventory designating, identifying and describing the Accounts and Inventory of such Company.  Subsequent to the occurrence of an Event of Default, the Agent shall be entitled to request and receive more frequent reporting as to Accounts and/or Inventory.  In addition, upon the Agent’s prior reasonable request, each of the Companies shall make available for review and copying by the Agent copies of agreements with, or purchase orders from, the Companies’ customers, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as the Agent may reasonably require.  Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein.  Each of the Companies hereby authorizes the Agent to regard the Companies’ printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Companies’ authorized officers or agents.

3.5          Representations and Warranties as to Borrowing Base Accounts and Inventory.  Each of the Companies hereby represents and warrants that:  each Trade Account Receivable that constitutes an Eligible Account Receivable is based on an actual and bona fide sale and delivery of goods or rendition of services to their respective customers, made by the Companies in the ordinary course of their business; the goods and Inventory being sold and the Trade Accounts Receivable created are the exclusive property of the Companies and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of the respective Companies; and the customers of such Companies have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Companies have complied with the requirements of Section 3.7.  Subject to Section 7.6 hereof, each of the Companies confirms to the Agent that any and all taxes or fees relating to its business, its sales, the Accounts or goods relating thereto, are its sole responsibility and that same will be paid by such Company when due and that none of said taxes or fees represent a lien on or claim against the Accounts.  Each of the Companies hereby further represents and warrants that each such Company owns its Inventory free and clear of any security interest, encumbrances, liens or financing statements whatsoever other than Permitted Encumbrances, and if it acquires any Inventory on a consignment basis it shall so notify the Agent in writing on its monthly Inventory statement and as further reasonably required by the Agent from time to time with respect thereto, nor, except for Rack Transfer Sales, co-mingle its Inventory with any of its customers or any other Person, including pursuant to any bill and hold sale, consignment Inventory, or otherwise, and that its Inventory is marketable to its customers in the ordinary course of its business.  Each of the Companies also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have a Material Adverse Effect, provided that the Agent may exclude from Eligible Accounts Receivable any Accounts due from customers residing in any state where such Company’s failure to so qualify would adversely affect, in any material way, the Company’s ability to enforce collection of such Account. Each of the Companies agrees to maintain such books and records regarding Accounts and Inventory as the Agent may reasonably require.  All of the books and records of the Companies will be available to the Agent at normal business hours, including any records handled or maintained for any of the Companies by any other Company or entity, upon reasonable prior notice or at any time upon the occurrence of a Default or Event of Default.

3.6          Cash Management.  Until the Agent has advised the Companies to the contrary after the occurrence of an Event of Default, each of the Companies may and will enforce, collect and receive all amounts owing on the Accounts for the Agent’s and Lenders’ benefit and on the Agent’s behalf, but at the Companies’ joint and several expense; such privilege shall terminate automatically upon the institution by or against any of the Companies of any proceeding under any bankruptcy or insolvency law (unless such proceeding is involuntary and stayed by the applicable Company within thirty (30) days and the Agent consents thereto) or, at the election of the Agent, upon the occurrence of any other Event of Default and until such Event of Default is waived in writing by the Required Lenders or cured to the Required Lenders’ satisfaction. Any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Companies with respect to any Accounts shall be held by each of the Companies in trust for the Agent, on behalf of the Lenders, separate from the Companies’ own property and funds, and immediately turned over to the Agent with proper assignments or endorsements by deposit to the special depository accounts in the Agent’s name (whether lockbox accounts or otherwise) designated by the Agent for such purposes (the “Depository Accounts”).  Each of the Companies shall: (i) direct all of its account debtors to deposit any and all proceeds of Collateral into the Depository Accounts; (ii) irrevocably authorize and direct any banks which maintain the Companies’ initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Account; (iii) advise all such banks of the Agent’s security interest in such funds; and (iv) indicate on all of its invoices that funds should be delivered to and deposited in a Depository Account.  The Companies shall provide the Agent with written notice of any and all deposit accounts opened or to be opened subsequent to the Closing Date within ten (10) days after any such opening.  All amounts received by the Agent in payment of Accounts will be credited to such Company’s Revolving Loan Account (as further set forth in Section 3.8 below) upon the Agent’s receipt of “collected funds” at the Agent’s bank account in New York, New

York on the Business Day of receipt if received no later than 1:00 p.m. New York time or on the next succeeding Business Day if received after 1:00 p.m. New York time.  No checks, drafts or other instrument received by the Agent shall constitute final payment to the Agent and/or the Lenders unless and until such instruments have actually been collected.  If any Company’s Revolving Loan Account reflects a zero balance for fifteen consecutive Business Days and there is then no Default or Event of Default and the outstanding Letters of Credit do not exceed Availability for such Company, then the Agent shall upon the written request of such Company instruct the banks in which Depository Accounts are maintained to remit to such Company’s operating account or to such other account, as such Company may designate in the United States of America (other than any payroll account), any balances in such Depository Accounts; provided, however, that upon the occurrence of a Default or Event of Default or if at any time thereafter there is a Revolving Loan balance or the outstanding Letters of Credit exceed Availability for such Company, the Agent shall have the right to immediately instruct such banks to begin to remit any balances in such Depository Accounts directly to the Agent.

3.7          Credits on Accounts Following an Event of Default.  After the occurrence and during the continuance of an Event of Default, Agent may notify the Companies that all future credits or allowances are to be made only after the Agent’s prior written approval.  At the Agent’s election, upon the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by the Required Lenders or cured to the Required Lenders’ satisfaction, and on notice from the Agent, the Companies agree that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Companies, marked with the Agent’s name (as secured party) and held by the Companies for the Agent’s account.

3.8          Maintenance of Revolving Loan Accounts.  Revolving Loans shall be made to each Company based on such Company’s respective Borrowing Base; provided, however, for ease of administration, all Revolving Loans shall be disbursed to an account of Parent.  Parent shall distribute the proceeds of each Revolving Loan to, or pursuant to the direction of, the applicable Company.  The Agent shall maintain a separate account on its books in such Company name (herein each a “Revolving Loan Account” and collectively the “Revolving Loan Accounts”) in which each Company will be charged with loans and advances made by the Agent to them or for their account, and with any other Obligations, including any and all costs, expenses and reasonable attorney’s fees which the Agent may incur in connection with the exercise by or for the Agent of any of the rights or powers herein conferred upon the Agent, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of the Agent in connection with this Financing Agreement or the Collateral assigned hereunder, or any Obligations owing to the Agent and the Lenders by such Company.  Each of the Companies will be credited with all amounts received by the Agent and/or the Lenders from them or from others for their account, including, as above set forth, all amounts received by the Agent in payment of assigned Accounts and such amounts will be applied to payment of the Obligations. In no event shall prior recourse to any Accounts or other security granted to or by the Companies be a prerequisite to the Agent’s right to demand payment of any Obligation.  Further, it is understood that the Agent and/or the Lenders shall have no obligation whatsoever to perform in any respect any of the Companies’ contracts or obligations relating to the Accounts.

3.9          Revolving Loan Account Statements.  After the end of each month, the Agent shall promptly send the Companies, or such Company as they may designate (as set forth in Section 3.8 hereof) a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Agent and the Companies during that month.  The monthly statements shall be deemed correct and binding upon the Companies and shall constitute an account stated between the Companies and the Agent unless the Agent receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

3.10        Repayment of Excess Advances.  If (a) any requested advance or Letter of Credit exceeds Availability, (b) the sum of (i)(x) the outstanding balance of Revolving Loans and (y) the face amount of the issued and outstanding Letters of Credit exceeds the lesser of (ii)(x) aggregate the Borrowing Base for the Companies, (y) the Revolving Line of Credit or (z) the applicable amounts set forth in Sections 3 and 5 hereof or (c) the sum of (i)(x) the outstanding balance of Revolving Loans allocated to a Company and (y) the face amount of issued and outstanding Letters of Credit on behalf of a Company exceeds (ii) the Borrowing Base for such Company (herein the amount of any such excess shall be referred to as the “Excess”), then such Excess shall be due and payable to the Agent on behalf of the Lenders immediately upon the Agent’s demand therefor.

3.11        Increase in Revolving Line of Credit.  The Revolving Line of Credit shall increase from time to time up to an aggregate amount equal to $25,000,000 upon satisfaction of the following conditions precedent:  (i) no Default or Event of Default shall have occurred and be continuing at the time such increase is to become effective, (ii) the then aggregate Commitments plus such increase shall in no event exceed $250,000,000 in the aggregate, (iii) Agent shall have received a Commitment from a Lender or an additional lender in the amount of the increase on or before December 31, 2007, and if applicable, such additional lender shall have become a party hereto and shall have agreed to provide a Commitment equal to such increase (provided that Agent shall have no liability under this Financing Agreement or otherwise if a Lender or an additional lender does not provide such Commitment), and (iv) Companies shall have paid to Agent, for the benefit of the lender providing the Commitment for such increase, the Loan Facility Fee in the amount of 0.15% of such increase.

SECTION 4.                 Acquisition Facility Loans and Permitted Acquisitions

4.1          Permitted Acquisitions.  The Companies shall be permitted to borrow Revolving Loans for the purpose of consummating Permitted Acquisitions (“Acquisition Facility Loans”) subject to the following conditions:

(a)           Permitted Acquisition Basket.  The aggregate amount of cash (whether cash on hand or cash provided from Revolving Loans) and assumed debt consideration used to make Permitted Acquisitions (plus the aggregate amount of cash and assumed debt consideration used to make the Apolo Transaction during the applicable Fiscal Year) shall not exceed in any Fiscal Year the lesser of (i) $125,000,000, or (ii) an amount equal to the EBITDA for the 12-month period ending on the last day of the calendar month immediately preceding the earlier to occur of the funding of the subject Acquisition Facility Loan or the consummation of the subject Permitted Acquisition.  The aggregate amount of cash (whether cash on hand or cash provided from Revolving Loans) paid by Parent (i) in connection with Parent’s acquisition of the Capital Stock in MPM and Sales Company pursuant to the VTW Transaction, or (ii) in connection with any Special Acquisition, shall in each case not be included in any determination as to whether Companies are in compliance with the dollar limitation on Permitted Acquisitions for each Fiscal Year of Companies set forth in the definition of Permitted Acquisition or in this Section 4.1(a);

(b)           Minimum Cash on Hand.  If, after giving effect to a Permitted Acquisition, the aggregate of the Availability and the Companies’ cash on hand is or would be less than (i) in the case of a Permitted Acquisition that will constitute an Unfinanced Acquisition, $50,000,000 in cash on hand and (ii) in all other cases, $60,000,000, then the acquiring Company must receive the prior written approval of the Agent and the Required Lenders, which approval shall be given or not given in the reasonable discretion of Agent and the Required Lenders; and

(c)           No Default or Event of Default.  As of the closing of any such Permitted Acquisition, no Default or Event of Default shall exist or occur as a result of, or after giving effect to such Acquisition; provided that, if an Obligor enters into a binding agreement to make a Permitted Acquisition (the “Subject Acquisition”) at a time when no Default or Event of Default exists (and, on a pro forma basis, none would result from the consummation of the Subject Acquisition), then such Obligor shall be entitled to consummate the Subject Acquisition in order to avoid material liability to the other parties to the relevant acquisition documents even though a Default or Event of Default unrelated to the Subject Acquisition exists at the time of the consummation of the Subject Acquisition; provided, however, pursuant to Section 10.2 hereof, neither Agent nor Lenders shall be obligated to make any loans or advances hereunder to consummate the Subject Acquisition.

4.2          Acquisition Deliverables before Closing a Material Acquisition.  In addition, the Companies’ ability to consummate any Material Acquisition and to borrow Revolving Loans for the purpose of consummating any Material Acquisition is subject to the Parent providing to the Agent at least thirty (30) Business Days (except as otherwise stated below or the context otherwise requires) prior to the consummation of any Material Acquisition the following:

(a)           (i) in the case of an acquisition of Capital Stock of a Person or all or substantially all of the assets or a division of a Person, (A) the name of the Person (the “Target”) which is to be acquired or whose assets are to be acquired, and (B) a description of the nature of the Target’s business;

(b)           copies of the current drafts of documentation as and when prepared;

(c)           copies of substantially final drafts of such documentation at least one (1) Business Day prior to the earlier to occur of (i) the proposed funding date of the Acquisition Facility Loan intended to effect the proposed acquisition or (ii) the date such proposed acquisition is expected to be consummated (the “Acquisition Agreements”);

(d)           a summary of the terms and conditions of the proposed acquisition;

(e)           a certificate of the chief financial officer or chief executive officer of the Parent dated on or within two (2) days prior to the earlier to occur of the proposed funding date of the Acquisition Facility Loan or date such Permitted Acquisition is expected to be consummated certifying that no Default or Event of Default exists that is continuing or could reasonably be expected to occur as a result of the proposed Acquisition (except to the extent the proviso of Section 4.1(c) hereof is applicable); and

(f)            any other information the Agent may reasonably request from time to time prior to such funding or date such Permitted Acquisition is expected to be consummated that is available to Parent.

In addition, at least three (3) Business Days prior to the date such proposed Material Acquisition is expected to be consummated, the Parent must have been available to the Agent and the Lenders to answer questions regarding the proposed acquisition and the documentation related thereto.

4.3          Acquisition Criteria.  In addition, the Companies’ ability to consummate any Permitted Acquisition and to borrow Revolving Loans for the purpose of consummating any Permitted Acquisition is subject to the Parent providing the Agent with evidence of the following, as applicable:

(a)           Parent has completed due diligence on the Target and the assets to be acquired, as the case may be, reasonably satisfactory to Parent, including, without limitation, if applicable, a due diligence investigation as to the compliance with all Environmental Laws by the Target and the assets to be acquired;

(b)           The Target’s material business activities are in a Qualified Business;

(c)           Unless the Agent otherwise consents in writing, (i) if the proposed Acquisition is an acquisition of the Capital Stock of a Target, the acquisition will be structured so that the Target will become a direct Subsidiary of one of the Companies, and (ii) if the proposed Acquisition is an acquisition of assets, one of the Companies or a wholly-owned subsidiary of one of the Companies shall acquire the assets; provided, however, any Trade Accounts Receivable or Inventory acquired in connection with any Permitted Acquisition of assets by a Company will not be considered Eligible Accounts Receivable or Eligible Inventory until such time as the Agent shall have conducted an examination and verification of such Trade Accounts Receivable and Inventory and the results thereof are reasonably satisfactory to Agent;

(d)           Neither the Target nor its assets nor the acquired assets, as the case may be, shall be subject to any contingent obligations (including contingent obligations arising from any environmental liabilities), environmental liabilities, unsatisfied judgments or any pending action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that (A) the Agent reasonably determines could be expected to have a Material Adverse Effect, and (B) are not subject to indemnification or adjustment to acquisition consideration (or taken into account in the determination of acquisition consideration) or other remedy reasonably satisfactory to the Agent; and

(e)           The Parent shall have provided to the Agent each of the following at least thirty (30) days prior to the closing of any proposed Material Acquisition: (A) copies of (x) the internally prepared financial statements of the Target, for the twelve (12) month period prior to the closing of the proposed Acquisition for which financial statements are available (which reflect compliance with financial covenants contained in this Financing Agreement) and (y) audited or reviewed financial statements to the extent they exist for the two (2) most recently completed fiscal years of the Target, (B) a pro forma financial projection of the Parent and its Subsidiaries (including the Target) for the period following the date of the consummation of the proposed Acquisition through the end of the next succeeding Fiscal Year which reflects compliance with the financial covenants set forth in this Financing Agreement, and (C) a business plan containing such information as the Agent may reasonably request.

4.4          Acquisition Deliverables at its Closing.  As soon as practicable following the earlier to occur of the consummation of the proposed Acquisition or the funding of an Acquisition Facility Loan:  (a) Agent shall have received executed copies of the Acquisition Agreements relating to the proposed Acquisition and shall, in the ordinary course of business, have forwarded copies thereof to the Lenders; (b) the Acquisition Agreements shall be in full force and effect and no material term or condition thereof shall have been materially amended, modified, or waived after the execution thereof (other than solely to extend the date by which the proposed Acquisition is required to occur) except those for which prior written notice was provided to Agent; (c) none of the parties to the Acquisition Agreements shall have failed to substantially perform any material obligation or covenant required by the Acquisition Agreements to be performed or complied with by it on or before the date of the closing of the proposed Acquisition unless waived with the consent of the Agent; and (d) Agent shall have received a certificate from the acquiring Company’s chief executive officer or chief financial officer to the effect set forth in clauses (a), (b) and, to his knowledge, (c) above.

4.5          Acquisition Loan Documents.  If the proposed Acquisition is to be a Domestic Acquisition or Canadian Acquisition (which does not also constitute a Foreign Acquisition) of the Capital Stock of the Target, then, unless the Target is a Designated Subsidiary: (i) the Target shall, upon consummation of such Acquisition, become a “Company” or “Guarantor”, as determined by Agent and the Required Lenders, for all purposes under the Loan Documents and shall execute and deliver to Agent documentation reasonably required by the Agent in connection therewith (including, without limitation, (1) documentation confirming that such Person is or will be a Company or a Guarantor under the Loan Documents, (2) documentation granting to Agent for the benefit of Lenders a first, priority lien in all assets of the Person, other than Permitted Encumbrances, (3) an agreement in writing (in form and substance reasonably satisfactory to the Agent) providing for the subordination of inter-company indebtedness to the Obligations owed to the Agent and the Lenders, (4) documentation demonstrating such Person’s authority from its Board of Directors or other appropriate governing body to execute all documentation with or for the Lenders as Agent and the other Lenders, and (5) certificates of insurance for and policy of insurance maintained by such Person which satisfy the requirements of Section 7.5 hereof); (ii) the Obligors shall execute and deliver to the Agent an amendment to the relevant Loan Documents describing as collateral thereunder, the Capital Stock of the acquired Person and other Collateral owned by such Person (together with documents incident thereto); and (iii) the acquiring Obligor shall deliver to the Agent the certificates representing

100% of the Capital Stock of such Person (or 65% of each new Canadian Subsidiary) together with undated stock powers duly executed in blank. If the proposed Acquisition is a Domestic Acquisition or a Canadian Acquisition (which does not also constitute a Foreign Acquisition) of assets, the acquiring Company shall execute and deliver the Agent such documentation requested by Agent to cause the property acquired to be subject to a fully perfected lien and security interest in favor of Agent for the benefit of the Lenders and for such lien to have priority over all other liens other than Permitted Encumbrances.

SECTION 5.                 Letters of Credit

In order to assist the Companies, or any one of them, in establishing or opening documentary and standby Letters of Credit with an Issuing Bank to cover the purchase of inventory, equipment or otherwise, the Companies have requested the Agent, on behalf of the Lenders, to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letter of Credit Guaranty, thereby lending the Agent’s credit to the Companies and the Agent and the Lenders have agreed to do so.  These arrangements shall be handled by the Agent subject to the terms and conditions set forth below.

5.1          Requests for Letters of Credit.  Within the Revolving Line of Credit and the Availability for each Company, upon request by Parent, the Agent shall assist each of the Companies, or any one of them, in obtaining Letter(s) of Credit; provided, however, the aggregate outstanding Letters of Credit to all of the Companies shall not exceed the Letter of Credit Sub-Line.  The Agent’s assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent’s sole discretion (subject to Section 14.10 hereof).  It is understood that the form of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuing Bank and the applicable Companies.  Any and all outstanding Letters of Credit issued hereunder for any Company shall be reserved dollar for dollar from such Company’s Availability as an Availability Reserve.  Any Letter of Credit issued hereunder shall not have an expiry date subsequent to the Anniversary Date, unless otherwise agreed to by the Agent or unless the Parent deposits with Agent cash collateral therefor equal to 110% of the face amount of any such Letter(s) of Credit, and upon any termination of the Revolving Line of Credit or this Financing Agreement in accordance with Section 11 hereof, the Agent may establish a reserve equal to 110% of the face amount of any such outstanding Letters of Credit.  Notwithstanding anything herein to the contrary, upon the occurrence of an Event of Default, the Agent’s assistance in connection with the Letter of Credit Guaranty shall be in the Agent’s sole discretion and the Agent may reserve 110% of the face amount of outstanding Letters of Credit, unless such Event of Default is cured to the Agent’s satisfaction in the exercise of the Agent’s reasonable business judgment or waived by the  Required Lenders in writing at which time any portion of such reserve in excess of the typical reserve maintained for a Letter of Credit shall be released.

5.2          Right to Charge Revolving Loan Accounts.  The Agent shall have the right, without notice to the Companies, to charge any of the Companies’ Revolving Loan Accounts on the Agent’s books or establish cash reserve(s) in the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent and/or the Lenders under the Letter of Credit Guaranty at the earlier of (a) payment by the Agent under any Letter of Credit Guaranty, or (b) the occurrence of any Event of Default which has not been waived in writing by the Required Lenders.  Any amount charged to Companies’ Revolving Loan Accounts, after payment by the Agent under any Letter of Credit Guaranty or upon notice from or at the request of the Issuing Bank, shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Section 8.1 of this Financing Agreement.

5.3          Indemnification.  Each of the Companies jointly and severally unconditionally indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless from any and all loss, claim or liability incurred by the Agent arising from any transactions or occurrences relating to Letters of Credit established or opened for any Company’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent and the Lenders.  Each of the Companies further agrees to hold the Agent and/or the Lenders harmless from any errors or omission, negligence or misconduct by the Issuing Bank.  The Companies’ unconditional obligation to the Agent and/or the Lenders hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of the Agent’s and/or the Lenders’ gross negligence or willful misconduct.  The Companies agree that any charges incurred by the Agent and the Lenders for the Companies account by the Issuing Bank shall be conclusive on the Agent and/or the Lenders and may be charged to any of the Companies’ Revolving Loan Accounts, provided that nothing contained herein shall, or shall be deemed, to affect, waive or modify any right the Companies may have against the Issuing Bank.

5.4          Disclaimer of Liability.  In connection with any Letters of Credit, the Agent and the Lenders shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents presented to the Issuing Bank; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and the Companies or any one of them.  Furthermore, without being limited by the foregoing, the Agent and/or the Lenders shall not be responsible for any act or omission with respect to or in connection with any Collateral arising in connection with or created by any Letter of Credit, other than as the result of the Agent’s and/or the Lenders’ own gross negligence or willful misconduct.

5.5          Standard of Conduct for Agent and Lenders.  The Companies agree that any action taken by the Agent and/or the Lenders, absent the gross negligence or willful misconduct by the Agent and/or the Lenders, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the Letter of Credit Guaranties, the drafts or acceptances relating to the Letters of Credit, or the Collateral, shall be binding on each of the Companies and shall not put the Agent and/or the Lenders in any resulting liability to any of the Companies, provided that nothing contained in this Section 5.5 of this Financing Agreement shall, or shall be deemed to, affect, waive or modify any right the Company may have against the Issuing Bank in connection with any Letters of Credit.  In furtherance thereof, the Agent shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to give or withhold its consent to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the Agent’s sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any notice to or any consent from the Companies or any one of them.  Notwithstanding any prior course of conduct or dealing with respect to the foregoing including amendments and non-compliance with documents and/or the Companies’ instructions with respect thereto, the Agent may exercise its rights hereunder in its sole and reasonable business judgment.

5.6          Limitation on Companies’ Actions.  Without the Agent’s express consent and endorsement in writing, the Companies agree, in connection with any Letters of Credit: (a) not to (i) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) at the Agent’s discretion after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptance or rejection of any documents or goods.

5.7          Maintenance of Leases.  The Companies agree that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of goods related to each Letter of Credit will have been promptly and fully complied with in all material respects; and any certificates in that regard that the Agent may at any time request will be promptly furnished.  In this connection, each of the Companies warrants and represents that all shipments made under any such Letters of Credit are in accordance in all material respects with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations.  The Companies assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies.  Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the goods related to each Letter of Credit is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely at the Companies’ risk, liability and responsibility.

5.8          Subrogation Rights.  Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, the Agent on behalf of the Lenders shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by any of the Companies to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

5.9          Rights Against Issuing Bank.  Notwithstanding any provision to the contrary contained in this Financing Agreement, nothing contained herein shall, or shall be deemed to, affect, waive or modify any rights the Companies may have against the Issuing Bank in connection with any Letters of Credit.

SECTION 6.                 Collateral

6.1          Grant of Security Interest.  As security for the prompt payment in full of all loans and advances made and to be made to the Companies or any one of them from time to time by the Agent and/or the Lenders pursuant hereto, as well as to secure the payment in full of the other Obligations of any of the Obligors, each of the Obligors hereby, and pursuant to the Loan Documents, pledges and grants to the Agent on behalf of the Lenders a continuing general lien upon and security interest in all of its:

(a)           Accounts;

(b)           Inventory;

(c)           General Intangibles;

(d)           Documents of Title;

(e)           Other Collateral; and

(f)            Equipment.

The security interests and liens hereby granted in the Collateral are given in renewal, extension and modification, but not in extinguishment, of the security interests and liens previously granted to Agent, on behalf of Lenders, in the Collateral pursuant to the Original Financing Agreement and the Existing Financing Agreement; such prior security interests and liens are not extinguished hereby; and the making, perfection and priority of such prior security interests and liens shall continue in full force effect.

6.2          Illustration of Scope of Security Interest.  The security interests granted hereunder shall extend and attach to:

(a)           All Collateral which is presently in existence and which is owned by any of the Obligors or in which any of the Obligors has any interest, whether held by the Obligors or others for its account, and, if any Collateral is Equipment, whether such Obligors’ interest in such Equipment is as owner or lessee or conditional vendee;

(b)           All Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with or attached to the Equipment; and

(c)           All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by the Agent, the Lenders or any of the Obligors from the Obligors’ customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Obligors, or to the sale, promotion or shipment thereof.

6.3          Maintenance of Inventory.  Each of the Obligors agrees to safeguard, protect and hold all Inventory for the Agent’s account and make no disposition thereof except in the regular course of the business of the Obligors as herein provided.  Unless the Agent, at its election, has given the Obligors notice to the contrary after the occurrence of an Event of Default, any Inventory (including Inventory in possession of any third party warehouseman or processor) may be sold and shipped by the Obligors to their customers in the ordinary course of said Obligors’ business, on open account and on terms then currently being extended by the Obligors to their customers, provided that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to the Agent, on behalf of the Lenders, in accordance with Section 3.6 of this Financing Agreement.  The Agent, at its election, shall have the right to withdraw this permission at any time upon the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by the Required Lenders or cured to the Required Lenders’ satisfaction, and/or give instructions to any third party warehouseman or processor to cease following the Obligors’ instructions with respect to any Inventory in possession of such third parties, in which event no further disposition shall be made of the Inventory by any of the Obligors without the Agent’s prior written approval (other than sales previously contracted for in the ordinary course of business which sales any such Company is legally obligated to make).  Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in each of the Obligors’ Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition.  As to any such sale, exchange or other disposition after the occurrence of an Event of Default, the Agent and the Lenders shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.  The Companies agree that any and all proceeds of Collateral shall be held in trust for the Agent, on behalf of the Lenders, and promptly turned over to the Agent by deposit in the Depository Accounts.  Irrespective of the Agent’s perfection status in any and all of the Obligors’ General Intangibles, including without limitation, any Trademarks, Copyrights or licenses with respect thereto, each of the Obligors hereby irrevocably grants the Agent a royalty free license to sell or otherwise dispose or transfer, in accordance with Section 10.3 and the applicable terms hereof, any of the Obligors’ Inventory upon the occurrence of an Event of Default which has not been waived in writing by the Required Lenders.

6.4          Maintenance of Equipment.  Each of the Obligors agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary; provided that the Obligors shall not be obligated to make repairs and replacements if, in the good faith business judgment of the Parent, such repairs and replacements are not necessary for the continued use of the Equipment in the business of the Obligors or are not economically justified.  Each Obligor also agrees to safeguard, protect and hold all Equipment for the Agent’s account and make no disposition thereof unless such Company first obtains the prior written approval of the Agent or except as otherwise provided below in this Section 6.4.  The proceeds of any sale, exchange or other disposition of any Equipment permitted under this Section 6.4 shall not be commingled with the Obligors’ other property, but shall be segregated, held by the Obligor in trust for the Agent, on behalf of the Lenders, as the Agent’s exclusive property, and shall be delivered immediately by the Obligor to the Agent in the identical form received by the Obligor by deposit to the Depository Accounts.  Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition.  As to any such sale, exchange or other disposition after the occurrence of an Event of Default, the Agent and the Lenders shall have all of the rights of unpaid sellers, including stoppage in transit, replevin, rescission and reclamation.  Notwithstanding anything herein above contained to the contrary, the Obligor may sell, exchange or otherwise dispose of obsolete Equipment or Equipment no longer needed in the Obligors’ operations, provided, however, that (a) the then market value of the Equipment so disposed of does not exceed $3,000,000 in the aggregate in any Fiscal Year for all Obligors and (b) the proceeds of such sales or dispositions are delivered to the Agent in accordance with the foregoing provisions of this section, except that any such Obligor may retain and use such proceeds to purchase forthwith replacement Equipment which such Obligor determines in its reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold, provided, however, that the aforesaid right shall automatically cease upon the occurrence of an Event of Default which is not cured within any applicable grace period or waived in writing by Agent, provided further that if such Obligor does not promptly replace such Equipment the Agent may apply such proceeds to the Revolving Loans, in its sole discretion.

6.5          Survival of Security Interest.  The rights and security interests granted to the Agent and the Lenders hereunder are to continue in full force and effect, notwithstanding any notice of termination of this Financing Agreement or the fact that the Revolving Loan Account maintained in each Company’s name on the books of the Agent may from time to time be temporarily in a credit position, until the final payment in cash in full to the Agent on behalf of the Lenders of all Obligations and the termination of the Agent’s and Lenders’ obligations under this Financing Agreement.  Any delay, or omission by the Agent and/or the Lenders to exercise any right hereunder, shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by Required Lenders.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

6.6          No Requirement to Marshal Collateral.  Notwithstanding the Agent’s security interest in the various assets constituting Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other Person, the Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Agent’s and/or the Lenders’ rights hereunder.

6.7          Right to Charge Revolving Loan Account, Etc..  Any reserves or balances to the credit of the Obligors, or any one of them, and any other property or assets of the Obligors, or any one of them, in the possession or control of the Agent and/or the Lenders may be held by the Agent as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due but will be released to Parent upon Parent’s written request if no Default or Event of Default has occurred and is continuing.  The liens and security interests granted herein and any other lien or security interest the Agent and/or the Lenders may have in any other assets of the Obligor, shall secure payment and performance of all now existing and future Obligations.  The Agent may in its discretion charge any or all of the Obligations to the Revolving Loan Accounts of the Companies, or any one of them, when due.

6.8          Further Assurances.  The Companies shall deliver to the Agent on behalf of the Lenders, and/or shall cause the appropriate party to deliver to the Agent, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of each of the Companies and all of its or their subsidiaries (other than Designated Subsidiaries and Foreign Subsidiaries) as the Agent shall require to obtain valid first liens thereon.  In furtherance of the foregoing, the Companies shall provide timely notice to the Agent of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date and such Companies shall execute such documentation as the Agent may reasonably require to obtain and perfect its lien thereon. Each of the Companies hereby confirms that it shall hold any stock pledged pursuant to the Loan Documents, in trust for the Agent and deliver or cause to be delivered any stock issued subsequent to the Closing Date, to the Agent on behalf of the Lenders in accordance with the applicable Pledge Agreement. In the absence of an Event of Default, the owner of any pledged stock shall be entitled to vote such stock (in a manner which is not detrimental to the Agent and/or the Lenders, or inconsistent with the terms of the Pledge Agreement) and to receive any dividend thereon.  Each of the Companies hereby irrevocably grants to the Agent a royalty-free, non-exclusive license in the  General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing, for the sole purpose, upon the occurrence of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of the Equipment and Real Estate for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising  Inventory, and apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement and irrespective of the Agent’s lien and perfection in any General Intangibles.

SECTION 7.                 Representations, Warranties and Covenants

7.1          Solvency, Company Information, First Priority Lien, Etc..  Each of the Obligors hereby warrants, represents and covenants that with respect to itself and each other Obligor, that each Company is Solvent and the Obligors taken as a whole are Solvent.  Each Company further warrants and represents that: (i) Schedule 7.1 hereto correctly and completely sets forth such Company’s (A) legal name in its state of organization, (B) state of organization, (C) Federal Tax Identification Number, (D) chief executive office, (E) tradenames used by the Company in connection with the sale of Inventory or providing services to its customers, (F) prior names used in the last five (5) years (including, such names of such Company’s predecessors in interest as a result of a merger or consolidation) and (G) charter or other similar number for such Company in its state of organization; (ii) except for the Permitted Encumbrances, after filing of financing statements with such Obligor’s state of organization, this Financing Agreement creates a valid, perfected and first priority security interest upon and security interests in the Collateral and the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral, except for Permitted Encumbrances; that, except for the Permitted Encumbrances, any such Obligor is or will be at the time additional Collateral is acquired by it, the absolute owner or lessee of the Collateral with full right to pledge, sell, consign, transfer and create a security interest in such Obligor’s interest in the Collateral, free and clear of any and all claims or liens in favor of others, other than Permitted Encumbrances; that each of the Obligors will at its expense forever warrant and, at the Agent’s request, defend the same from any and all claims and demands of any other Person other than the Permitted Encumbrances; that the Obligors, or any one of them, will not grant, create or permit to exist, any lien upon or security interest in the Collateral, or any proceeds thereof, in favor of any other Person other than the holders of the Permitted Encumbrances; and that the Equipment does not comprise a part of the Inventory of any of the Obligors and that the Equipment is and will only be used by the Obligors in their business and will not be held for sale or lease, or removed from their premises, or otherwise disposed of by the Obligors without the prior written approval of the Agent except as otherwise permitted in Section 6.4 and Section 7.10(c) of this Financing Agreement.

7.2          Maintenance and Inspection of Books.  Each of the Obligors agrees to maintain books and records pertaining to the Collateral in detail, form and scope consistent with the manner in which the Obligors have historically maintained the same.  Each of the Obligors agrees that the Agent or its agents, and any of the Lenders who may wish to accompany the Agent at their own cost and expense, may enter upon the Obligors’ premises, upon reasonable prior notice, at any time during normal business hours, and from time to time in its reasonable business judgment, for the purpose of inspecting the Collateral, and any and all records pertaining thereto.  Each of the Obligors agrees to provide the Agent with monthly Collateral reports, including notice of all locations of Inventory (and specifically indicating any new locations or locations on which the Agent does not have any applicable landlord or warehouseman waiver), and (y) to promptly execute and deliver to the Agent upon the Agent’s request appropriate Uniform Commercial Code financing statements and, with respect to assets that a Company wants to include as Eligible Inventory, to deliver executed landlord or warehouseman liens waivers, in form and substance reasonably satisfactory to Agent, for any new Collateral locations in the United States.  Each of the Obligors is also to advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to the Agent therein.  The Obligors shall advise the Lenders of any material adverse change in the Collateral or financial condition of the Obligors, taken as a whole.

7.3          Reports on Collateral.  Each of the Obligors agrees to execute and deliver to the Agent, from time to time, solely for the Agent’s convenience in maintaining a record of the Collateral, such written statements, and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral pledged to the Agent hereunder, provided that prior to the occurrence of an Event of Default hereunder the Obligors shall not be required to report as to (i) Accounts more frequently than monthly and (ii) Inventory more frequently than monthly.  Subsequent to the occurrence of an Event of Default the Agent shall be entitled to request and receive more frequent reporting as to Accounts and/or Inventory.  The Obligors’ or an Obligor’s failure, however, to promptly give the Agent such statements, or schedules shall not affect, diminish, modify or otherwise limit the Agent’s and/or the Lenders’ security interests in the Collateral.  Each of the Obligors also agrees to provide Agent, upon request by Agent not more than once each Fiscal Year, with an appraisal of its Inventory, any such appraisal to be at the Obligors’ expense and otherwise acceptable to Agent; provided, however, subsequent to the occurrence of a Default or Event of Default, Agent may request additional appraisals of Inventory at the Agent’s expense.

7.4          Further Assurances.  Each of the Obligors agrees to comply in all material respects with the requirements of all state and federal laws in order to grant to the Agent on behalf of the Lenders valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances.  The Agent is hereby authorized by the Obligors to file from time to time any financing or continuation statements, or amendments thereto, covering the Collateral whether or not any of the Obligors’ signatures appear thereon.  Agent will give Parent copies of and filing information for each of the same and will correct any material errors upon the reasonable request of Parent.  Each Obligor hereby consents to and ratifies any such filings made by Agent prior to the Closing Date.  Each of the Obligors agrees to do whatever the Agent may reasonably request, from time to time, by way of: filing notices of liens, financing statements, amendments, renewals and continuations thereof; cooperating with the Agent’s custodians; keeping stock records; transferring proceeds of Collateral to the Agent’s possession if otherwise required hereunder or under any of the other Loan Documents; and performing such further acts as the Agent and/or the Lenders may reasonably require in order to effect the purposes of this Financing Agreement.

7.5          Insurance.  (a)  Each of the Obligors agrees to maintain insurance on its Real Estate (other than undeveloped acreage), Equipment and Inventory (other than, so long as

Availability does not fall below $50,000,000, insurance on Inventory that constitutes raw materials or work-in-progress; once Availability falls below $50,000,000, Obligors shall maintain insurance on all Inventory as the Agent may require, consistent with the other terms and provisions herein, at all times thereafter) under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent, Agent agreeing that flood insurance is not required on any of the Real Estate owned by Obligors as of December 16, 2003. The Agent acknowledges and agrees that the insurance coverage maintained by each of the Obligors on the date hereof described in Schedule 7.5(a) attached hereto is satisfactory to each of the Lenders on the date hereof.  All policies covering the Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, to be made payable to the Agent on behalf of the Lenders, in case of loss, under a standard non-contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Agent may reasonably require to fully protect the Agent’s interest in the Inventory and Equipment and to any payments to be made under such policies, certificates of insurance, or at the Agent’s prior reasonable request, all original policies, are to be delivered to the Agent, premium prepaid, with the loss payable endorsement in the Agent’s favor, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation.  At any Obligor’s request, or if any Obligor fails to maintain such insurance, the Agent may arrange for such insurance, but at the Obligors’ expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance obligors, the adequacy of the coverage, or the collection of claims.  Upon the occurrence of an Event of Default which is not waived or cured to the Agent’s satisfaction, the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, have the sole right, in the name of the Agent or the Obligors or any one of them, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b)           Application of Insurance Proceeds.   (i)  Upon any loss or damage by fire or other casualty, Insurance Proceeds relating to an Obligor’s Inventory shall first reduce the Revolving Loans to the extent any Revolving Loans are outstanding, and the balance, if any, shall be remitted to Parent.  Upon the occurrence of an Event of Default, such Proceeds shall be applied to the Obligations in such order as the Agent may reasonably elect.

(ii)           If any part of any Obligor’s Equipment is damaged by fire or other casualty and the Insurance Proceeds for such damage or other casualty are less than or equal to $100,000, the Agent shall promptly apply such Insurance Proceeds to reduce the Obligor’s Revolving Loans and any excess shall be remitted to Parent.  Upon the occurrence of an Event of Default, such Insurance Proceeds shall be applied to the Obligations in such order as the Agent may reasonably elect and any excess shall be remitted to Parent.

(iii)         As long as an Event of Default has not occurred (which is not cured to the Required Lenders’ satisfaction), the Obligors have sufficient business interruption insurance generally to replace the lost profits of any of the Obligors’ facilities, and the Insurance Proceeds are in excess of $100,000, the Obligors may elect (by delivering written notice to the Agent) to replace, repair or restore such Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein.  If the Obligors do not, or cannot, elect to use the Insurance Proceeds as set forth above, the Agent may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, apply the Insurance Proceeds to the payment of the Obligations in such manner and in such order as the Agent may reasonably elect and any excess shall be remitted to Parent.

(iv)          If the Obligors elect to use the Insurance Proceeds for the repair, replacement or restoration of any Equipment, and there is then no Event of Default, (i) Insurance Proceeds on Equipment in excess of $100,000 will be applied to the reduction of the Revolving Loans and (ii) the Agent may set up a reserve against Availability for an amount equal to the said Insurance Proceeds referred to in clause (i) hereof.  The reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of Equipment and disbursements in connection therewith.  Upon completion of the restoration or repair, any remaining reserve as established hereunder will be automatically released.

(v)            The Obligors agree to pay any reasonable costs, fees or expenses that the Agent may reasonably incur in connection herewith.

(c)           Agent’s Right to Purchase Insurance.  If any of the Obligors fail to provide the Agent with timely evidence, reasonably acceptable to the Agent, of their maintenance of insurance coverage required pursuant to Section 7.5(a) above, the Agent may purchase, at such Obligors’ expense, insurance to protect the Agent’s interests in the Collateral.  Agent shall promptly notify Parent of Agent’s purchase of any such insurance coverage.  The insurance acquired by the Agent may, but need not, protect the Obligors’ interest in the Collateral, and therefore such insurance may not pay claims which the Obligors, or any one of them, may have with respect to the Collateral or pay any claim which may be made against the Obligors in connection with the Collateral.  The Obligors may request cancellation of any such insurance obtained by the Agent, but only after providing the Agent with satisfactory evidence that the Obligors have applicable insurance.  If the Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Obligors shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable Chase Bank Rate for Revolving Loans set forth in Section 8.1 hereof), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance.  The Agent may charge all of such premiums, fees, costs, interest and other charges to the Obligors’ Revolving Loan Accounts.  Each of the Obligors hereby acknowledges that the costs of the premiums of any insurance acquired by the Agent may exceed the costs of insurance which the Obligors may be able to purchase on their own.  If the Agent purchases such insurance, the Agent will notify the Obligors or the applicable Obligor of said purchase within thirty (30) days after the date of such purchase.  If, within thirty (30) days of the date of such notice, the Obligors provide the Agent with proof that the Obligors had the insurance coverage required pursuant to Section 7.5(a) above (in form and substance satisfactory to the Agent), as of the date on which the Agent purchased insurance and the Obligors continued at all times to have such insurance, then the Agent agrees to cancel the insurance purchased by the Agent and credit the Obligors’ Revolving Loan Accounts with the amount of all costs, interest and other charges associated with such insurance, including with any amounts previously charged by the Agent to the Revolving Loan Accounts.

7.6          Payment of Taxes.  Each of the Obligors agrees to pay, when due, all taxes, sales taxes, assessments, claims and other charges (herein “taxes”) lawfully levied or assessed upon an Obligor, the Obligors or the Collateral unless such taxes are being disputed or diligently contested in good faith by the applicable Obligors by appropriate proceedings and adequate reserves are established in accordance with GAAP.  Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (x) for taxes due the United States of America or (y) which in the Agent’s opinion might create a valid obligation having priority over the rights granted to the Agent herein, such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Obligors shall immediately pay such tax and remove the lien of record unless the enforcement of such lien against assets of the Obligors has been effectively stayed by operation of law or legal proceeding.  If the Obligors fail to do so promptly, then at the Agent’s election, the Agent may (i) create an Availability Reserve or (ii) on the Obligor’s or the Obligors’ behalf, as applicable, pay such taxes, and the amount thereof shall be an Obligation secured hereby and due to the Agent by the Obligors on demand.

7.7          Compliance With Laws.  Each of the Obligors:  (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would reasonably be expected to have a Material Adverse Effect; provided that the Obligors may dispute or contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent’s reasonable opinion, materially and adversely effect the Agent’s and/or the Lenders’ rights or priority in any material part of the Collateral; (b) agrees to comply with all Environmental Laws applicable to the Collateral, the ownership and/or use of its real property and operation of its business, which the failure to comply with would reasonably be expected to have a Material Adverse Effect; and (c) shall not be deemed to have breached any provision of this Section 7.7 if (i) the failure to comply with the requirements of this Section 7.7 resulted from good faith error or innocent omission, (ii) the Obligors promptly commence and diligently pursue a cure of such breach, and (iii) such failure is cured within sixty (60) Business Days following any of the Obligors’ receipt of notice of such failure.  Each of the Obligors hereby indemnifies the Agent and the Lenders and agrees to defend and hold the Agent and the Lenders harmless from and against any and all loss, damage, claim, liability, injury or expense which the Agent may sustain or incur (other than solely as a result of the physical actions of the Agent on the Obligors’ premises which are finally determined to constitute gross negligence or willful misconduct by a court of competent jurisdiction) in connection with:  any and all claims or expenses asserted against the Agent and/or the Lenders as a result of any environmental pollution, hazardous material or environmental clean-up of any of the Obligors’ Real Property; or any claim or expense which results from the Obligors’ operations (including, but not limited to, any of the Obligors’ off-site disposal practices), and each of the Obligors further agrees that this indemnification shall survive termination of this Financing Agreement as well as the payment of all Obligations or amounts payable hereunder.

7.8          Financial Reporting.  Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, each of the Companies agrees that, unless the Agent shall have otherwise consented in writing, the Companies will furnish to the Agent and each Lender: (a) within ninety (90) days after the end of each Fiscal Year of each of the Companies, an audited Consolidated Balance Sheet, as at the close of such year, and statements of profit and loss, cash flow and shareholders’ equity, of the Companies and their consolidated subsidiaries for such year, audited by independent public accountants selected by the Companies and reasonably satisfactory to the Agent accompanied by the unqualified opinion of such accountants, that such Consolidated Balance Sheet was prepared in accordance with GAAP, and with a Consolidating Balance Sheet attached thereto which will not be covered by such opinion; (b) within forty five (45) days after the end of each Fiscal Quarter a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and statements of profit and loss, cash flow and shareholders’ equity of the Companies and their consolidated subsidiaries, certified by an authorized financial or accounting officer of the Companies; provided, however, during anytime when there are Revolving Loans outstanding the financial statements required by this clause (b) shall be prepared as of the end of each calendar month and delivered within thirty (30) days after the end of each such calendar month; (c) prior to any Fiscal Year End, projections for the next succeeding four quarter period, including balance sheets, income statements and cash flow for such period, all in form reasonably satisfactory to the Agent; and (d) from time to time, such further information regarding the business affairs and financial condition of the Companies and/or any subsidiaries thereof as the Agent may reasonably request, including without limitation (i) the accountant’s management practice letter and (ii) copies of all of the Parent’s 10-K, 10-Q and Proxy Statements.  In conjunction with such financial statements the Companies shall deliver the internal management letters (prepared by financial officers of such Companies), if any, and the accountants management practice letter.  Each financial statement which the Companies are required to submit hereunder must be accompanied by an officer’s certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that, to the best of such officer’s knowledge after due inquiry: (x) the financial statement(s) fairly and accurately represent(s) such Company’s or the Companies consolidated as applicable, financial condition at the end of the particular accounting period, as well as such Company’s or the Companies consolidated operating results during such accounting period, subject to year-end audit adjustments and the omission of footnotes; and (y) during the particular accounting period: (A) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer’s certificate; (B) any of the Companies have not received any notice of cancellation with respect to its property insurance policies; (C) the Companies have not received any notice that could result in a material adverse effect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such certificate constitutes detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.

7.9          Anti-Money Laundering and Terrorism Regulations.  Companies agree to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)).  Companies also agree to ensure that no Person who owns a controlling interest in or otherwise controls Companies (or any of them) is a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order.  Companies acknowledge that Agent’s and each Lender’s performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, Companies agree to provide to Agent and the Lenders all information about Companies’ ownership, officers, directors, customers and business structure as Agent and the Lenders reasonably may require to comply with, such laws, regulations and executive orders.

7.10        Negative Covenants.  Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, each of the Obligors agrees that, without the prior written consent of the Agent, except as otherwise herein provided, each such Obligor will not, nor will the Obligors permit any Domestic Subsidiary, to:

(a)           Additional Liens.  Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

(b)           Additional Indebtedness.   Incur or create any Indebtedness other than the Permitted Indebtedness or borrow any money on the security of any of the Collateral or any other assets or stock of the Obligors from sources other than the Agent and the Lenders, except for Permitted Indebtedness secured by Permitted Encumbrances;

(c)           Sales and Other Dispositions.  Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or substantially all of any Obligor’s or the Obligors’ assets, which do not constitute Collateral; provided, however, that as long as there has not occurred an Event of Default that is continuing which has not been waived in writing by Agent and no Default or Event of Default would occur after giving effect thereto, neither this Section 7.10(c) nor any other provisions of this Financing Agreement shall prohibit:

(i)                                   the sale or lease of Inventory in the ordinary course of business;

(ii)                               the sale, lease or other disposition of Equipment permitted under Section 6.4 hereof; and

(iii)                            the sale or other disposition approved by the Board of Directors of Parent to a Person who is not an Affiliate of the Obligors of all of the Capital Stock or all or substantially all of the assets of any Obligor which is not a Material Obligor;

(d)           Mergers and Other Corporate Changes.  Merge, consolidate or otherwise alter or modify its corporate name, state of formation or organization, structure, status or existence, or enter into or engage in any operation that is not a Qualified Business, except that an Obligor may change its corporate name or principal place of business or address within the 48 contiguous States of the United States of America, provided that in any such case (x) such Obligor shall give the Agent thirty (30) days prior written notice thereof and (y) such Obligor and the other Obligors shall execute and deliver prior to or simultaneously with any such action any and all applicable documents and agreements reasonably requested by the Agent (including, without limitation, any and all UCC financing statements) to confirm the continuation and preservation of all security interests and liens granted to the Agent for the benefit of the Lenders hereunder; provided, however, as long as no Default or Event of Default has occurred and is continuing and no Default or Event of Default would occur or exist after giving effect thereto, and such Obligor has complied with clause (x) and (y) immediately above, this Subsection (d) shall not prohibit a Permitted Merger, except to the extent the Agent reasonably determines, during the thirty (30) day period following Agent’s receipt of the notice referred to in clause (x) above, that the liabilities and other obligations (contingent or otherwise) of any Obligor resulting therefrom or associated therewith could readily be expected to have a Material Adverse Effect on the Company Group of which the surviving Obligor is a part or cause such Company Group to not be Solvent;

(e)           Contingent Obligations.  Assume, guarantee, endorse, or otherwise become liable upon the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and except (i) for assumptions or guaranties of Permitted Indebtedness and (ii) for assumptions and guaranties of accounts payable and other liabilities in connection with a Permitted Acquisition or a Permitted Merger;

(f)            Restricted Payments.  Declare or pay any Restricted Payments, except the (i) Parent may make Restricted Payments, provided that, in any instance under this Subsection (f), such Restricted Payments may only be made if (w) the aggregate Availability of the Companies is at least $30,000,000 after any such payment, (x) no Default or Event of Default has occurred hereunder and is continuing, (y) after giving effect to such payment, no Default and/or Event of Default has occurred and is continuing or would occur hereunder and (z) the Obligor making such Restricted Payments has sufficient working capital to pay its debts as they come due and (ii) Obligors may complete transactions that qualify as Permitted Intercompany Balances;

(g)           Investments and Loans.  Make any advance or loan to, or any investment in, any Person or make any Acquisitions; provided, however, that as long as there has not occurred any Default or Event of Default that is continuing which has not been waived in writing by Agent and a Default or Event of Default would not occur or exist after giving effect thereto, this Subsection (g) shall not prohibit: (i) Permitted Acquisitions, (ii) loans, deposits, prepayments and advances by the Companies to their employees or non-Affiliates of Obligors in the ordinary course of their business in an amount not to exceed $3,000,000 in the aggregate at any one time outstanding, (iii) Permitted Intercompany Balances, (iv) mergers permitted under Section 7.10(d) hereof, (v) Permitted Financial Investments, (vi) Trade Account Receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms, (vii) the VTW Transaction, provided that the aggregate amount of cash invested by Parent in MPM and Sales Company pursuant to the VTW Transaction shall not exceed $300,000,000, and (viii) the Apolo Transaction.

(h)           Affiliate Transactions.  Directly or indirectly conduct any business or enter into, renew, extend or permit to exist any transaction (including the purchase, sale, lease or exchange of any assets or the rendering of any service) or series of related transactions with any Affiliate of any Obligor (an “Affiliate Transaction”) on terms that are less favorable to the Obligor party to such transaction, than would be available in a comparable arm’s length transaction with a Person who is not an Affiliate of any Obligor, except for:

(i)            the payment of reasonable and customary regular fees to directors of the Obligor who are not employees of the Obligor;

(ii)           loans and advances to employees permitted under Section 7.10(g) hereof;

(iii)         any transaction entered into in the ordinary course of business with the Obligor which is for inter-company charges for administrative services, allocations of overhead, concentrated cash management systems for collections and disbursements, and sales of goods and services in connection with the business of the Obligors in the ordinary course of business of such Persons;

(iv)          licenses and other transfers of patents, trademarks, trade names, copyrights, trade secrets, know-how and other intellectual property between and among any two or more of the Obligors; and

(v)            transactions which qualify as Permitted Intercompany Balances.

7.11        Fixed Charge Coverage Ratio.  Until termination of this Financing Agreement and payment and satisfaction in full of all Obligations hereunder, unless a written waiver or consent is granted by Agent, if at any time or from time to time Availability falls below $30,000,000 (each being a “Fixed Charge Coverage Ratio Event”), then, as of the end of the Fiscal Quarter immediately before the date the Fixed Charge Coverage Ratio Event occurred and as of each Fiscal Quarter thereafter through and including the end of the Fiscal Quarter following the occurrence of such Fixed Charge Coverage Ratio Event in which Availability equals or exceeds $30,000,000, Obligors on a consolidated basis shall maintain for the 12-month period ending with each such Fiscal Quarter a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00.

7.12        Capital Leases.  Without the prior written consent of the Agent, the Obligors will not contract for amounts due and payable pursuant to all Capital Leases and contracts for purchase of, or otherwise incur obligations with respect to, Capital Expenditures (whether subject to a security interest or otherwise) in the aggregate amount in excess of $80,000,000 for the Fiscal Year ending December 31, 2006 and for each Fiscal Year thereafter.

7.13        Notices.  The Obligors agree to advise the Agent and each Lender in writing of any notices any of the Obligors receive from any local, state or federal authority advising such

Obligors, or any one of them, of any environmental liability (real or potential) stemming from such Obligors’ operations, their premises, their waste disposal practices, or waste disposal sites used by the Obligors, or any one of them, and to provide the Agent with copies of all such notices if so required.

7.14        Indemnification Regarding Depository Accounts.  Each of the Obligors, jointly and severally, hereby agrees to pay any and all out-of-pocket fees, costs, expenses, charges, liabilities, obligations and other amounts relating to, or contemplated by, the Depository Accounts, the lockbox and/or any other depository account and/or any agreements or ancillary agreements entered in connection therewith from time to time, including, without limitation, for the establishment and maintenance of post office boxes and depository and collection accounts.  In furtherance thereof, each of the Companies hereby agrees that any and all such payments shall be deemed Obligations and irrevocably instructs the Agent to charge their Revolving Loan Accounts under this Financing Agreement with any and all payments which the Agent may, in its sole discretion, make from time to time with respect to any such Depository Accounts, lockbox and/or any other depository account.  Each of the Obligors, jointly and severally, hereby agrees to indemnify and hold harmless the Agent, the Lenders and their officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from, and holds each of them harmless against, any and all losses arising under this Financing Agreement and the Loan Documents, including, without limitation, losses resulting from items deposited and returned unpaid or returned under a claim that a presentment of warranty has been breached, liabilities, obligations, claims, actions, damages, costs and expenses (including attorney’s fees) and any payments made by the Agent pursuant to any indemnity provided by the Agent with respect to or to which any Indemnified Party could be subject insofar as such losses, liabilities, obligations, claims, actions, damages, costs, fees or expenses arise from or relate to the Depository Accounts, the lockbox and/or any other depository account and/or the agreements executed in connection therewith, whether through the alleged or actual negligence of such Person or otherwise, except and to the extent that the same results solely and directly from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction.  This indemnity shall survive termination of this Financing Agreement.  The Agent may, in its reasonable business judgment, establish such Availability Reserves with respect thereto as it may deem advisable under the circumstances and, upon any termination hereof, hold such reserves as cash reserves for any such contingent liabilities for the applicable duration of the Agent’s indemnity under any such Depository Account, lockbox and/or any other depository account.

7.15        Representations and Warranties.  In order to induce Agent and the other Lenders to enter into this Financing Agreement and to make the loans and advances provided for herein, the Obligors make, on or as of the occurrence of each such loan or advance (except to the extent such representations or warranties relate to an earlier date or are no longer true and correct in all material respects solely as a result of transactions not prohibited by the Loan Documents), the following representations and warranties to the Agent and the other Lenders.

(a)           Organization and Qualification.  Each Obligor (i) is duly organized validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate, limited liability company or partnership power, as the case may be, to own its property and to carry on its business as now conducted and (iii) is duly qualified to do business and is in good standing, in each case in each jurisdiction in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect.

(b)           Authorization and Validity.  Each Obligor has the corporate, limited liability company or partnership power, as the case may be, and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which each such Obligor is a party and all such action has been duly authorized by all necessary corporate, limited liability company or partnership proceedings on its part.  The Loan Documents to which it is a party have been duly and validly executed and delivered by each such Obligor and constitute valid and legally binding agreements of each such Obligor enforceable in accordance with the respective terms thereof, except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(c)           Consents.  No authorization, consent, approval, license or exemption (other than such exemptions that exist under applicable law, that are permitted, or that have been obtained) of any Person or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary for the valid delivery or performance by any Obligor of any Loan Document to which it is a party or for the grant of a security interest in or mortgage on the collateral covered by the Loan Documents, except such matters relating to performance as would ordinarily be done in the ordinary course of business after the date hereof.

(d)           Conflicting or Adverse Agreements or Ratifications.  Neither the delivery of the Loan Documents nor compliance with the terms and provisions hereof or thereof will be contrary to the provisions of, or constitute a default under (i) the charter or bylaws of any corporate Obligor, the Certificate of limited partnership or partnership agreement for any Obligor that is a partnership or the certificate of formation or limited liability company agreement for any Obligor that is a limited liability company or (ii) any applicable law or any applicable regulation, order, writ, injunction or decree of any court or governmental instrumentality or (iii) any material agreement to which any Obligor is a party or by which any Obligor is bound or to which any Obligor is subject.

(e)           Other Lending Agreements.  As of the date hereof, all agreements of the Obligors (other than this Financing Agreement and the other Loan Documents) relating to the borrowing of money, or the issuance of letters of credit to or for the account of any party or any contractually assumed contingent obligations are described on Schedule 7.15(e) hereto.

(f)            Title to Assets; Collateral Locations; Licenses and Permits.  The Obligors each have good and marketable title to all personal property and good and indefeasible title to or a subsisting leasehold interest in, all realty as reflected as of the date hereof on its books and records as being owned or leased by it after giving effect to the transaction contemplated herein, subject to no Liens except Permitted Encumbrances.  All of such assets are being maintained by the appropriate Person in good working condition in accordance with historical practice of the Obligors.  All real property owned and leased by the Obligors as of the date hereof is set forth in Schedule 7.15(f) hereto. All of the Collateral is located on the owned and leased premises set forth in Schedule 7.15(f) hereto.  To the knowledge of the Obligors there are no actual, threatened or alleged defaults of a material nature with respect to any leases of real property under which any Obligor is bound after giving effect to the transaction contemplated herein the consequences of which would reasonably be expected to have a Material Adverse Effect.  After giving effect to the transaction contemplated herein, each Obligor is current and in good standing with respect to all governmental approvals, permits, certificates, licenses, consents and franchises necessary to continue to conduct its business and to own or lease and operate its properties as heretofore conducted, owned, leased or operated except where any such failure to maintain or file approvals, permits, certificates, licenses, consents and franchises would not reasonably be expected to have a Material Adverse Effect.

(g)           Litigation.  Except as set forth in Schedule 7.15(g) hereof, as of the date hereof, no proceedings against or affecting any Obligor are pending or, to the knowledge of the Obligors, threatened before any court or governmental agency or department which could reasonably be expected to have a Material Adverse Effect.

(h)           Financial Statements.  Prior to the date hereof, the Obligors have furnished to the Lenders the audited, consolidated financial statements of the Obligors as of December 31, 2005 and the consolidated financial statements of the Obligors as of September 30, 2006 (such financial statements, collectively, are referred to as “Financials”).  The Financials have been prepared in conformity with GAAP consistently applied (except for year-end adjustments and omissions of footnotes with respect to the September 30, 2006 financial statements) and present fairly, in all material respects, the financial condition of the Obligors as of the dates thereof.  Since such dates, there has not occurred any event which would reasonably be expected have a Material Adverse Effect.

(i)            No Defaults.  The Obligors are not in default (i) under any material provisions of any instrument evidencing any Indebtedness or of any agreement relating thereto in such manner as to cause a Material Adverse Effect, (ii) in any respect under or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, in such manner as to cause a Material Adverse Effect or (iii) under any provision of any material contract to which any Obligor is a party, which default would reasonably be expected to have a Material Adverse Effect. The Obligors will give the Agent prompt written notice of any event or circumstance that may constitute such a default if it could reasonably be expected to cause a Default or Event of Default or otherwise have a Material Adverse Effect.

(j)            Investment Company Act.  The Obligors are not, nor are the Obligors directly or indirectly controlled by or acting on behalf of any Person which is, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(k)           ERISA.  (i) Each Obligor and each ERISA Affiliate have operated and administered each Plan and Employee Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to have a Material Adverse Effect.  Neither any Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA) which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Obligors or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Obligors or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or liens as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

(ii)           No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, exists or is expected to be incurred with respect to any Plan.

(iii)         The Obligors and each ERISA Affiliate have not incurred and do not expect to incur withdrawal liabilities under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(iv)          The expected post-retirement benefit obligation (determined as of the last day of the Obligors’ most recently ended Fiscal Year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Obligors and their respective Subsidiaries would not reasonably be expected to have a Material Adverse Effect.

(l)            Environmental Matters. To the best of the Obligors’ knowledge, the Obligors (a) possess all environmental, health and safety licenses, permits, authorizations, registrations, approvals and similar rights necessary under Environmental Laws for the Obligors to conduct their respective operations as now being conducted, except where failure to have such licenses, permits, authorizations, registrations, approvals, and similar rights would not reasonably be expected to have a Material Adverse Effect, and (b) each of such licenses, permits, authorizations, registrations, approvals and similar rights is valid and subsisting, in full force and effect and enforceable by the Obligors, and the Obligors are in compliance with all terms, conditions or other provisions of such permits, authorizations, regulations, approvals and similar rights except for such failure or noncompliance that, individually or in the aggregate for the Obligors, would not reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Schedule 7.15(l) hereto, none of the Obligors has received any written notices of any violation or noncompliance with, or remedial obligation under, any Environmental Laws (which violation, non-compliance, or remedial obligation has not been cured or would not reasonably be expected to have a Material Adverse Effect) and there are no writs, injunctions, decrees, orders or judgments outstanding under the Environmental Laws, or lawsuits, claims, proceedings, or, to the knowledge of the Obligors, investigations or inquiries pending or threatened under Environmental Laws, relating to the ownership, use, condition, maintenance or operation of, or conduct of business related to, any property owned, leased or operated by the any Obligor or other assets of any Obligor other than those violations, instances of noncompliance, obligations, writs, injunctions, decrees, orders, judgments, lawsuits, claims, proceedings, investigations or inquiries that individually or in the aggregate for any Obligor, would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 7.15(l) hereto, there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Obligors have agreed to, assumed or retained, or to the best of the Obligors’ knowledge, by which the Obligors are adversely affected, by contract or otherwise, except such obligations, undertakings or liabilities as would not reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Schedule 7.15(l) hereto, none of the Obligors have received a written notice or claim to the effect that any of them are or may be liable to any other Person as the result of a release or threatened release of a Hazardous Material except such notice or claim that would not reasonably be expected to have a Material Adverse Effect.  The Obligors have complied with all applicable Environmental Laws for which the failure to comply would reasonably be expected to have a Material Adverse Effect.

(m)          Purpose of Loans.  The proceeds of the Revolving Loans will be used by the Obligors for Permitted Acquisitions, to refinance current debt, and for working capital purposes.  None of the proceeds of any Revolving Loans will be used directly or indirectly for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock, or for any other purpose which might constitute this transaction as a “purpose credit” within the meaning of Regulation U.  Neither the Obligors nor any agent acting on their behalf has taken or will take any action which might cause this Financing Agreement or any other Loan Document to violate, or involve the Lenders in a violation of, Regulation U, Regulation X or any other regulation of the Board of Governors or to violate the Securities Exchange Act of 1934.

(n)           Security Interests in Favor of Agent.  This Financing Agreement and the other Loan Documents create valid security interest and liens in all of the Collateral described therein in favor of Agent, for the benefit of the Lenders, securing the Obligations and constitute (subject to (i) the filing of financing statements, delivered to Agent on the date hereof and thereafter from time to time on the Agent’s request therefor and (ii) delivery of any collateral after the date hereof as provided herein or any other Loan Document) perfected first priority liens and security interests in substantially all of such collateral described therein subject to no liens other than Permitted Encumbrances.

(o)           Subsidiaries.  Except as disclosed on Schedule 7.15(o) attached hereto, the Obligors do not have any Subsidiaries and are not a party to any joint venture, partnership, or similar organization.

(p)           Intellectual Property.  All Patents, Trademarks and Copyrights which the Obligors and their respective Subsidiaries own or have a license or other right to use in connection with conducting the Obligors’ business are listed on Schedule 7.15(p) hereto.

SECTION 8.                 Interest, Fees and Expenses

8.1          Applicable Rate for Chase Bank Rate Loans.  Interest on the Revolving Loans shall be payable monthly as of the end of each month and with respect to Chase Bank Rate Loans shall be an amount equal to the lesser of (a) the Maximum Legal Rate or (b) the Chase Bank Rate plus the Applicable Margin for Chase Bank Rate Loans, on the average of the net balances owing by each of the Companies to the Agent and/or the Lenders in their Revolving Loan Accounts at the close of each day during such month. Upon any change in said Chase Bank Rate, the rate hereunder for Chase Bank Rate Loans shall change, as of the date of such change, so as to remain an amount equal to the Applicable Margin for Chase Bank Rate Loans above the Chase Bank Rate.  The rate hereunder for Chase Bank Rate Loans shall be calculated based on a 360-day year.  The Agent shall be entitled to charge each of the Companies’ Revolving Loan Accounts at the rate provided for herein when due until all Obligations have been paid in full.

8.2          Letter of Credit Guaranty Fee.  In consideration of the Letter of Credit Guaranty of the Agent, the Companies shall pay the Agent on behalf of the Lenders the Letter of Credit Guaranty Fee which shall be an amount equal to (a) one and one-quarter percent (1.25%) on the face amount of each documentary Letter of Credit payable upon issuance thereof and (b) one and one-quarter percent (1.25%) per annum, payable monthly, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under such standby Letter of Credit.

8.3          Reimbursement of Letter of Credit Charges.  Any and all charges, fees, commissions, costs and expenses charged to the Agent and/or the Lenders for the Companies’ account by any Issuing Bank in connection with or arising out of Letters of Credit issued pursuant to this Financing Agreement or out of transactions relating thereto will be charged to the Companies’ or any one of their Revolving Loan Account(s) in full when charged to or paid by the Agent and/or the Lenders, or as may be due upon any early termination hereof, and when made by any such Issuing Bank shall be conclusive on the Agent and/or the Lenders.

8.4          Reimbursement of Certain Charges.  The Companies shall, jointly and severally, reimburse or pay the Agent, as the case may be, for: (a) all Out-of-Pocket Expenses of the Agent, (b) any applicable Documentation Fee, (c) Agent’s standard charges for any employee of Agent used to conduct any of the examinations, verifications, inspections, physical counts and other valuations described in Section 7.2 hereof (currently $1,000 per person, per day), and (d) Agent’s standard charges for each wire transfer made by Agent to or for the benefit of a Company (currently $30) and for Dunn and Bradstreet searches conducted by Agent for a Company’s account (currently $65), provided that such standard charges may be increased by Agent from time to time.  Such charges shall be due and payable in accordance with Agent’s standard practices, as in effect from time to time.

8.5          Line of Credit Fee.  Upon the last Business Day of each month, commencing on December 31, 2006, the Companies shall pay the Agent the Line of Credit Fee.  For purposes of the calculating the amount of the Line of Credit Fee, all Swingline Loans shall be included and the amount of such Swingline Loans shall be deemed to have been advanced by CITBC.

8.6          Loan Facility Fee and Syndication Fee.  To induce the Agent and the Lenders to enter into this Financing Agreement and to extend to the Companies the Revolving Loan and Letter of Credit Guaranties, the Companies shall pay to the Agent, for the benefit of the Lenders, on the Closing Date a Loan Facility Fee in the amount of $212,500 to be shared with the Lenders in accordance with Section 13.4 hereof.  The Companies shall also pay the Agent solely for its own account, as of the Closing Date and otherwise, the Syndication Fee in accordance with the Fee Letter.

8.7          Collateral Management Fee.  On the Closing Date and each anniversary of the Closing Date thereafter, the Companies shall pay to the Agent, for its account, the Collateral Management Fee in an amount equal to 0.04% of the then applicable Revolving Line of Credit, which shall be deemed fully earned when paid.

8.8          Audit Fees.  Upon the occurrence of an Event of Default, which is not waived in writing by the Agent, the Companies shall, jointly and severally, for its account, pay the Agent’s standard charges and the fees for the Agent’s personnel used by the Agent for reviewing the books and records of the Companies and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to the Collateral Management Fee and any Out-of-Pocket Expenses).

8.9          Authorization to Charge Revolving Loan Accounts.  Each of the Companies hereby authorizes the Agent to charge the Companies’ Revolving Loan Account(s) with the Agent with the amount of all payments due hereunder as such payments become due.  Each of the Companies confirms that (i) its liability for any and all of the Obligations under this Financing Agreement and the Loan Documents is joint and several, (ii) the Companies, as between themselves, shall determine how to pro-rate any payments due hereunder, and (iii) any charges which the Agent may so make to any of the Companies’ Revolving Loan Account(s) as herein provided will be made as an accommodation to the Companies and solely at the Agent’s discretion.

8.10        Additional Costs from Capital Adequacy Requirements.  If the Agent shall have determined in the exercise of its reasonable business judgment that subsequent to the Closing Date any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by the Agent (or any financial institution which may become a participant or Lender hereunder) with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Agent’s or any Lender’s capital as a consequence of its obligations hereunder to a level below that which the Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent’s or such Lender’s policies with respect to capital adequacy) by an amount reasonably deemed by the Agent to be material, then, from time to time, the Companies shall pay no later than five (5) days following demand to the Agent such additional amount or amounts as will compensate the Agent for such reduction.  In determining such amount or amounts, the Agent or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 8.10 shall be available to the Agent and the Lenders regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.  A certificate of the Agent setting forth such amount or amounts as shall be necessary to compensate the Agent or any Lender with respect to this Section 8.10 and the calculation thereof when delivered to the Companies shall be conclusive on the Companies absent manifest error. Notwithstanding anything in this Section 8.10 to the contrary, if the Agent or any Lender has exercised its rights pursuant to this Section 8.10, and subsequent thereto determines that the additional amounts paid by the Companies in whole or in part exceed the amount which the Agent or such Lender actually required pursuant hereto, the excess, if any, shall be returned to the Companies by the Agent or such Lender.

8.11        Payment of Additional Taxes and Fees from Making LIBOR Loans.  If subsequent to the Closing Date any change in applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Agent or any Lender with any new request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)           subject the Agent or such Lender to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to the Agent and/or any such Lender of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of the Agent or such Lender by the federal government or the jurisdiction in which it maintains its principal office, and except for changes in franchise taxes applicable to the Lenders);

(b)           impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Agent or such Lender by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)           impose on the Agent and/or any such Lender any other condition with respect to this Financing Agreement or any other document,

and the result of any of the foregoing is to increase the cost to the Agent and/or any such Lender of making, renewing or maintaining its LIBOR Loans hereunder by an amount that the Agent or such Lender deems to be material in the exercise of its reasonable business judgment or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the LIBOR Loans by an amount that the Agent or such Lenders deem to be material in the exercise of its or their reasonable business judgment, then, in any case the Companies shall pay the Agent on behalf of such Lenders, within five (5) days following its demand, such additional cost or such reduction, as the case may be.  The applicable Lenders shall certify the amount of such additional cost or reduced amount to the Companies and the calculation thereof and such certification shall be conclusive upon the Companies absent manifest error.  No amount paid by the Companies under this Section 8.11 shall be duplicative of any amount paid by the Companies under Section 8.10. Notwithstanding anything in this Section 8.11 to the contrary, if such Lender has exercised its rights pursuant to this Section 8.11, and subsequent thereto determine that the additional amounts paid by the Companies in whole or in part exceed the amount which the Agent actually required pursuant hereto, the excess, if any, shall be returned to the Companies by such Lender.

8.12        LIBOR Conversion Options.

(a)           Conversion of LIBOR Loans.  The Companies, or any one of them, may elect, subsequent to seven (7) days from the Closing Date and from time to time thereafter, (i) to request any loan made hereunder to be a LIBOR Loan as of the date of such loan or (ii) to convert Chase Bank Rate Loans to LIBOR Loans, and may elect from time to time to convert LIBOR Loans to Chase Bank Rate Loans by giving the Agent at least three (3) Business Days’ prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans to Chase Bank Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto.  Should the Companies elect to convert Chase Bank Rate Loans to LIBOR Loans, they shall give the Agent at least four (4) Business Days’ prior irrevocable notice of such election.  If the last day of an Interest Period with respect to a loan that is to be converted to a LIBOR Loan is not a Working Day, then such conversion shall be made on the next succeeding Working Day, and during the period from such last day of an Interest Period to such succeeding Working Day, such loan shall bear interest as if it were a Chase Bank Rate Loan.  All or any part of outstanding Chase Bank Rate Loans then outstanding with respect to Revolving Loans may be converted to LIBOR Loans as provided herein, provided that partial conversions shall be in multiples in an aggregate principal amount of $1,000,000 or more.  The Agent or the Swingline Lender (as the case may be) shall be entitled to charge the Companies, for its own account, a $500 processing fee, for its own account, upon the first effective day of any such election for a LIBOR Loan.

(b)           Continuation of LIBOR Loans.  Any LIBOR Loans may be continued as such upon the expiration of an Interest Period, provided the applicable Company so notifies the Agent, at least three (3) Business Days prior to the expiration of said Interest Period, and provided, further that no LIBOR Loan may be continued as such upon the occurrence of any Default or Event of Default under this Financing Agreement, but shall be automatically converted to an Chase Bank Rate Loan on the last day of the Interest Period during which occurred such Default or Event of Default. Absent such notification, LIBOR Rate Loans shall convert to Chase Bank Rate Loans on the last day of the applicable Interest Period. Each notice of election, conversion or continuation furnished by the Companies pursuant hereto shall specify whether such election, conversion or continuation is for a one, two or three month period. Notwithstanding anything to the contrary contained herein, the Agent and the Lenders (and any participant or co-lender, if applicable) shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise “match fund” to fund LIBOR Rate Loans, but any and all provisions hereof relating to LIBOR Rate Loans shall be deemed to apply as if the Agent (and any such other Lender or participant, if applicable) had purchased such deposits to fund any LIBOR Rate Loans.

(c)           Absent of a Default or an Event of Default.  The Companies may request a LIBOR Loan, convert any Chase Rate Loan or continue any LIBOR Loan, provided that no Default or Event of Default has occurred hereunder, which has not been waived in writing by the Required Lenders.

8.13        Applicable Rate for LIBOR Loans.

(a)           Applicable Margin.  The LIBOR Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the lesser of (1) the Maximum Legal Rate or (2) the LIBOR determined for each Interest Period in accordance with the terms hereof plus the Applicable Margin for LIBOR Loans.

(b)           Conversion to Chase Bank Rate Loan.  If all or a portion of the outstanding principal amount of the Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a LIBOR Loan, shall be converted to a Chase Bank Rate Loan at the end of the last Interest Period therefor.

(c)           Maximum LIBOR Loans.  The Companies in the aggregate may not have more than five (5) LIBOR Loans outstanding at any given time.

8.14        Computation and Payment of Interest.

(a)           Computation and Frequency of Payment.  Interest in respect of the LIBOR Loans shall be calculated on the basis of a 360 day year and shall be payable monthly as of the end of each month (although the applicable LIBOR shall apply to each tranche for each Interest Period).

(b)           Statement of Calculations of Base Rates.  The Agent shall, at the written request of the Companies, deliver to the Companies a statement showing the quotations given by JPMorgan Chase Bank, N.A. and the computations used by the Agent in determining any interest rate pursuant to Section 8.14 hereof.

8.15        Inability to Determine Interest Rate.

As further set forth in Section 8.11 hereof, if the Agent shall determine, or any Lender notifies the Agent in writing that it has determined, in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Companies), that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to (a) a proposed loan that any of the Companies have requested be made as a LIBOR Loan, (b) a LIBOR Loan that will result from the requested conversion of a Chase Bank Rate Loan into a LIBOR Loan or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent or such Lender, as applicable, shall forthwith give written notice of such determination to the Companies at least one (1) day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such Chase Bank Rate Loan or the last day of such Interest Period.  If such notice is given (i) any requested LIBOR Loan shall be made as a Chase Bank Rate Loan, (ii) any Chase Bank Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Chase Bank Rate Loan, and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Chase Bank Rate Loan.  Until the Agent or such Lender has withdrawn such notice, no further LIBOR Loan shall be made nor shall the Companies have the right to convert a Chase Bank Rate Loan to a LIBOR Loan.

8.16        Payments.

If any payment on a LIBOR Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

8.17        Illegality.

Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for the Agent or any Lender to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans so affected, if any, shall be converted automatically to Chase Bank Rate Loans on the next succeeding Interest Payment Date or within such earlier period as required by law. Each of the Companies hereby agrees promptly to pay the Agent, upon its demand, any additional amounts necessary to compensate the Agent or any Lender for any costs incurred by the Agent or any Lender in making any conversion in accordance with this Section 8.17 including, but not limited to, any interest or fees payable by the Agent or any Lender to lenders of funds obtained by either of them in order to make or maintain LIBOR Loans hereunder.

8.18        Indemnity.

Each of the Companies agrees to indemnify and to hold the Agent and the Lenders (including any participant or co-lender, if applicable) harmless from any loss or expense which  the Agent or any Lender may sustain or incur as a consequence of (a) default by the Companies in payment of the principal amount of or interest on any LIBOR Loans, as and when the same shall be due and payable in accordance with the terms of this Financing Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by the Agent or any Lender to lenders of funds obtained by either of them in order to maintain the Agent’s and the Lenders LIBOR Loans hereunder, (b) default by any of the Companies in making a borrowing or conversion after any such the Company has given a notice in accordance with Section 8.12 hereof, (c) any prepayment of LIBOR Loans on a day which is not the last day of the Interest Period applicable thereto, including without limitation prepayments arising as a result of the application of the collection of Accounts to the Revolving Loans and (d) default by any of the Companies in making any prepayment after any such Company had given notice to the Agent thereof.  This covenant shall survive termination of this Financing Agreement and payment of the outstanding Obligations.

8.19        LIBOR Provisions.

Notwithstanding anything to the contrary in this Financing Agreement, if, by reason of any Regulatory Change (for purposes hereof “Regulatory Change” shall mean, with respect to the Agent or any Lender, any change after the date of this Financing Agreement in United States

Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Agent or any Lender of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful)), the Agent or any Lender either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Financing Agreement or a category of extensions of credit or other assets of the Agent or any Lender which includes LIBOR Loans or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Agent or the Required Lenders so elect by notice to the Companies the obligation of the Agent and the Lenders to make or continue, or to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

8.20        Application.

For purposes of this Financing Agreement and Section 8 thereof, any reference to the Agent or the Lenders shall include any financial institution which may become a Lender subsequent to the Closing Date.

SECTION 9.                 Powers

Each of the Obligors hereby constitutes the Agent or any Person or agent the Agent may designate as its attorney-in-fact, at the Obligors’ cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligors’ Obligations to the Agent and the Lenders have been paid in full:

(a)           To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Obligors or any one of them, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

(b)           To receive, open and dispose of all mail addressed to the Obligors or any one of them and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

(c)           To request from customers indebted on Accounts at any time, in the name of the Agent or the Obligors or any one of them or that of the Agent’s designee, information concerning the amounts owing on the Accounts;

(d)           To transmit to customers indebted on Accounts notice of the Agent’s interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Obligors’ account; and

(e)           To take or bring, in the name of the Agent or the Obligors or any one of them, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

Notwithstanding anything herein above contained to the contrary, the powers set forth in (b), (d) and (e) above may only be exercised after the occurrence and continuance of an Event of Default and until such time as such Event of Default is waived in writing by the Required Lenders or cured to the Required Lenders’ satisfaction.

SECTION 10.               Events of Default and Remedies

10.1        Events of Default.  Notwithstanding anything herein above to the contrary, the Agent, with the concurrence of the Required Lenders, may terminate this Financing Agreement immediately upon the occurrence of any of the following (herein “Events of Default”):

(a)           cessation of the business of the Material Obligors or any one of them, except pursuant to a Permitted Merger hereunder;

(b)           the failure of any of the Material Obligors to generally meet debts as they mature;

(c)           (i) the commencement by any of the Material Obligors of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; or (ii) the commencement against any of the Material Obligors, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of any of the Material Obligors, as applicable, provided that such involuntary proceeding shall not have been contested within ten (10) days or shall not have been dismissed and vacated within sixty (60) days of commencement, or any of the actions sought in any such proceeding shall occur or such Material Obligors shall take action to authorize or effect any of the actions in any such proceeding;

(d)           breach by any of the Obligors in any material respect of any warranty, representation or covenant contained herein (other than those referred to in subparagraph (e) below), in the other Loan Documents or in any other written agreement between such Obligors or the Agent, provided that such breach by such Obligors of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such breach shall remain unremedied to the Agent’s or the Required Lenders’ satisfaction for a period of twenty (20) Business Days from the date of such breach; provided, however, any breach by any Obligor of the covenants contained in Section 7.8 hereof shall not be deemed to be an Event of Default unless and until such breach remains unremedied to the Agent’s or Required Lenders’ satisfaction for a period of ten (10) Business Days from the date of written notice of such breach from Agent to Parent;

(e)           breach by any of the Obligors of any warranty, representation or covenant of Sections 3.5 (other than the third sentence of Section 3.5) and 3.6 hereof; Sections 6.3 and 6.4 (other than the first sentence of Section 6.4); Sections 7.1, 7.5, 7.6, 7.9 through 7.12, 7.14 and 7.15 hereof;

(f)            failure of any of the Obligors to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit the

Agent from charging such amounts to any of the Companies’ Revolving Loan Accounts on the due date thereof;

(g)           a Change of Control;

(h)           any of the Obligors shall with respect to any Plan (i) engage in any non-exempt “prohibited transaction” as defined in ERISA, (ii) have any “accumulated funding deficiency” as defined in ERISA, (iii) have any “reportable event” as defined in ERISA, for which the requirement to provide notice to the PBGC has not been waived by the PBGC, (iv) terminate any Obligor Plan in a “distress termination” under Section 4041(c)of ERISA or a termination instituted by the PBGC under Section 4042 of ERISA, or (v) be engaged in any proceeding in which the PBGC shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this sub-paragraph (h) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) subjects the Obligors to any tax, penalty or other liability which could reasonably be expected to have a Material Adverse Effect;

(i)            without the prior written consent of the Agent, any of the Obligors shall (x) amend or modify the Subordinated Debt in any respect which materially and adversely affects the rights of the Lenders or of any other holders of Senior Debt (as defined therein) or (y) except for Excluded Principal Payments, make any payment on account of the Subordinated Debt except as permitted in a Subordination Agreement;

(j)            the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing (x) Subordinated Debt or (y) any other Indebtedness of the Obligors, or any one of them, having a principal amount in excess of $5,000,000; provided, however, any such default or event of default shall not be deemed an Event of Default hereunder unless and until (i) the holders of such debt accelerate the maturity thereof, (ii) the Parent fails to deliver to Agent a written waiver of such default or event of default from the holders of such debt within twenty (20) Business Days after the occurrence of such default or event of default, or (iii) the Parent fails to pay-off all of such debt (and terminate any commitment of the holder of such debt to provide further Indebtedness) within twenty (20) Business Days after the occurrence of such default or event of default to the extent such payoff would not otherwise be prohibited under this Financing Agreement; or

(k)           all of the Capital Stock of Obligors (other than Parent) ceases to be beneficially owned by another Obligor, except as otherwise permitted hereunder;

(l)            if any Guarantor terminates its obligations under the Guaranty or otherwise fails to perform any of the terms (beyond the scope of any applicable cure or grace periods) of its Guaranty, all prior to termination of this Financing Agreement and payment in full of all Obligations except in connection with or as a result of a transaction permitted under this Financing Agreement; or

(m)          any judgment or judgments aggregating in excess of $5,000,000 or any injunction or attachment is obtained or enforced against any Material Obligor and which remains unstayed for more than ten (10) Business Days and which could reasonably be expected to have a Material Adverse Effect.

10.2        Acceleration, Default Rate of Interest and Termination upon an Event of Default.  Upon the occurrence and during the continuance of a Default and/or an Event of Default, upon the written direction of the Required Lenders the Agent shall declare that, all loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement shall be thereafter in the Agent’s or the Required Lenders’ sole discretion and the obligation of the Agent and the Lenders to make Revolving Loans and open Letters of Credit shall cease unless such Default or Event of Default is waived in writing by the Required Lenders or cured to the Agent’s or the Required Lenders’ satisfaction in the exercise of the Agent’s and the Lenders’ reasonable business judgment, and the Agent, upon the written direction of the Required Lenders after the occurrence and during the continuance of an Event of Default: (a) all Obligations shall become immediately due and payable; (b) the Agent may charge the Companies the lesser of (i) the Default Rate of Interest or (ii) the Maximum Legal Rate on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement, provided that, with respect to this clause “(b)” (i) the Agent has given the Companies written notice of the Event of Default, provided, however, that no notice is required if the Event of Default is the Event of Default listed in Section 10.1(c), and (ii) the Companies have failed to cure the Event of Default within ten (10) days after (x) the Agent gave such notice pursuant to Section 12.6 below or (y) the occurrence of the Event of Default listed in Section 10.1(c); and (c) the Agent shall, upon the written direction of the Required Lenders, immediately terminate this Financing Agreement upon notice to the Companies, provided, however, that no notice of termination is required if the Event of Default occurs pursuant to Section 10.1(c).  The exercise of any option is not exclusive of any other option which may be exercised at any time by the Agent and/or the Lenders.

10.3        Other Remedies.  Immediately upon the occurrence of any Event of Default, the Agent may at its option, or shall at the direction of the Required Lenders, to the extent permitted by law:  (a) remove from any premises where same may be located any and all books and records, software, documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use, at the Obligors’ expense, such of the Obligors’ personnel, supplies or space at the Companies’ places of business or otherwise, as may be necessary to properly collect and realize upon the Accounts; (b) bring suit, in the name of any of the Companies or the Agent, and generally shall have all other rights respecting said Accounts, including without limitation the right to:  accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of any of the Companies or the Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent’s sole option and discretion, and the Agent or the Lenders may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by each of the Companies; (d) foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be

located for the purpose of taking possession of or removing the same and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise.  The Agent shall have the right, without notice or advertisement (other than notice required by law), to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of any of the Companies or the Agent, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent and the Lenders shall have the right to purchase at any such sale.  If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate.  Each of the Obligors agree, at the request of the Agent, to make the Inventory and Equipment available to the Agent at the premises where such Equipment and Inventory is then located and to make available to the Agent the premises and facilities of any of the Companies for the purpose of the Agent’s taking possession of, removing or putting the Inventory and Equipment in saleable form.  However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days’ notice shall constitute reasonable notification and full compliance with the law.  The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by the Agent to the payment of any of the Companies’ Obligations, whether due or to become due, in the following order:  first, to pay any fees, indemnities and expense reimbursements then due to the Agent, second, to pay any fees, indemnities and expense reimbursements then due to the Lenders, third, to pay interest due in respect of discretionary advances made by the Agent pursuant to Section 14.10 of this Financing Agreement, fourth, ratably, to pay interest due in respect of the Revolving Loans and the Swingline Loans, fifth, to pay or prepay the principal amount of all discretionary advances made by Agent pursuant to Section 14.10 of this Financing Agreement, sixth, to pay the principal of all Swingline Loans, seventh, ratably, to pay all principal amounts then due and payable with respect to the other Revolving Loans, eighth, to the Agent, in an amount equal to one hundred ten percent (110%) of the undrawn amount of the outstanding Letters of Credit to be held as cash collateral for payment of such Obligations, ninth, ratably to payment of all other Obligations (excluding any Cash Management Obligations), tenth, ratably to the payment of all Cash Management Obligations, and eleventh, any surplus to the Companies or their respective successors or assigns.  The Companies shall remain liable to Agent and Lenders for any deficiencies.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.  Each of the Companies hereby indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless from any and all costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on the Agent and/or the Lenders by reason of exercise of any rights, remedies and interests hereunder, including without limitation from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its, the Agent’s and/or the Lenders’ interests in Collateral (including pursuant to any claims brought by any of the Companies, any of the Companies as debtor-in-possession, any secured or unsecured creditors of any of the Companies, any trustee or receiver in bankruptcy, or otherwise), and each of the Companies hereby agrees to so indemnify and hold the Agent and the Lenders harmless, absent the Agent’s, or the Lenders’, as applicable, gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including without limitation the foregoing and any contingent obligations) have been finally and indefeasibly paid in full.  In furtherance thereof the Agent may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment.

SECTION 11.               Termination

Except as otherwise permitted herein, the Companies or the Agent may terminate this Financing Agreement and the Revolving Line of Credit only as of the initial or any subsequent Anniversary Date and then only by giving the other at least sixty (60) days’ prior written notice of termination.  Notwithstanding the foregoing the Agent, upon the direction of the Required Lenders, may terminate this Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Section 10.1(c) of this Financing Agreement, the Agent may regard this Financing Agreement as terminated and notice to that effect is not required.  This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date.  Notwithstanding the foregoing, the Parent may terminate this Financing Agreement and the Revolving Line of Credit prior to any applicable Anniversary Date upon sixty (60) days’ prior written notice to the Agent, provided that the Companies, jointly and severally, agree to pay to the Agent immediately on demand, an Early Termination Fee, if applicable.  All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, the Agent may withhold any balances in the Companies’ accounts (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Companies’ or any of their Obligations, whether absolute or contingent.  All of the Agent’s and the Lenders’ rights, liens and security interests shall continue after termination of this Financing Agreement until full and final payment or satisfaction (which in the case of Letters of Credit may be in the form of a pledge and deposit with the Agent, in form and substance satisfactory to the Agent, of an amount in cash equal to 110% of the outstanding and undrawn Letters of Credit) of all Obligations hereunder (other than the Companies’ Obligations with respect to any indemnity set forth in this Financing Agreement), provided the Agent has not prior thereto made a demand for payment thereunder, the Agent agrees to release its liens upon the Collateral (other than cash collateral for the outstanding and undrawn Letter of Credit) and execute and deliver (at the Companies’ cost and expense) appropriate releases for such liens.

SECTION 12.               Miscellaneous

12.1        Waivers.  Each of the Obligors hereby waives diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment, notice of intent to accelerate, notice of acceleration, and notice of dishonor, and any and all defenses based on suretyship.  No delay or omission of the Agent and/or the Lenders or the Obligors to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default.  No single or partial exercise by the Agent and/or the Lenders of any right or remedy precludes any other or further exercises thereof, or precludes any other right or remedy.

12.2        Final Agreement.  This Financing Agreement, the loan documents executed and delivered in connection therewith and the confidentiality agreement signed by agent and any confidentiality agreement signed by the prospective lenders, constitute the final and entire agreement between each of the Obligors, the Lenders  and the Agent and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties; supersede any prior agreements; can be changed only by a writing signed by the Obligors, the Lenders and the Agent; and shall bind and benefit the Obligors, the Lenders and the Agent and their respective successors and assigns. For purposes of this Financing Agreement and the Loan Documents “Obligors” and “Obligor” shall be used in the broadest possible use and as applicable in order to give use to the intent hereof to apply the terms and provisions hereof to all of the applicable Obligors to which such provisions relate.

12.3        Usury Saving Clause.  It is the intent of the Companies, the other Obligors, the Lenders and the Agent to conform strictly to all applicable state and federal usury laws. All agreements between the Companies, the other Obligors, and the Agent and/or the Lenders whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount contracted for, charged or received by the Agent and/or the Lenders for the use, forbearance, or detention of the money loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the Obligations evidenced hereby which may be legally deemed to be for the use, forbearance or detention of money, exceed the maximum amount which the Agent and the Lenders are legally entitled to contract for, charge or collect under applicable state or federal law.  If from any circumstances whatsoever fulfillment of any provision hereof or such other documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance the Agent and/or the Lenders shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of the principal indebtedness hereof and any other amounts due with respect to the Obligations evidenced hereby, but not to the payment of interest and if such amount which would be excess interest exceeds the Obligations and all other non interest indebtedness described above, then such additional amount shall be refunded to the Companies.  In determining whether or not all sums paid or agreed to be paid by the Companies for the use, forbearance or detention of the Obligations of the Companies to the Agent and/or the Lenders, under any specific contingency, exceeds the maximum amount permitted by applicable law, the Companies and the Agent and/or the Lenders shall to the maximum extent permitted under applicable law, (a) treat all Obligations as but a single extension of credit, (b) characterize any nonprincipal payment as an expense, fee or premium rather than as sums paid or agreed to be paid by the Companies for the use, forbearance or detention of money, (c) exclude voluntary prepayments and the effect thereof, and (d) amortize, prorate, allocate and spread the total amount of such sums paid or agreed to be paid by the Companies for the use, forbearance or detention of money throughout the entire contemplated term of the Obligations in accordance with all legal limits. The terms and provisions of this section shall control and supersede every other provision hereof and all other agreements between the Companies and the Agent and/or the Lenders.

12.4        Severability; Section Headings; Counterparts.  If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance.  Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.  The captions or section headings used in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents.  This Financing Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same instrument.

12.5        WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE OBLIGORS, THE LENDERS AND THE AGENT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS FINANCING AGREEMENT.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF THE OBLIGORS HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

12.6        Notices.  Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered when hand delivered or sent by telegram or telex, or three days after deposit in the United States mails, with proper first class postage prepaid and addressed to the party to be notified as follows:

(a)           if to the Agent, at:

The CIT Group/Business Credit, Inc., as Agent
5420 LBJ Freeway
Dallas, TX  75240
Attn: Regional Credit Manager
Fax No.: (972) 455-1690

With a courtesy copy of any material notice to Agent’s counsel at:

Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Attn:  James C. Chadwick
Fax No.: (214) 758-1550

(b)           if to the Obligors at:

c/o  Lone Star Technologies, Inc.
15660 N. Dallas Parkway, Suite 500
Dallas Texas 75248
Attn:  Robert F. Spears
Fax No.:  (972) 770-6411

With a courtesy copy of any material notice to the Obligors’ counsel at:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attn:  David E. Morrison
Fax No.:  (214) 855-8200

(c)           if to the Guarantors at:

c/o Environmental Holdings, Inc.
15660 N. Dallas Parkway, Suite 500
Dallas Texas 75248
Attn:  Robert F. Spears
Fax No.:  (972) 770-6411

With a courtesy copy of any material notice to the Guarantors’ counsel at:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attn:  David E. Morrison
Fax No.:  (214) 855-8200

(d)           if to any other Lender hereunder, at the address set forth therefor in the applicable Assignment and Assumption Agreement or to such other address as any party may designate for itself by like notice.

12.7        CHOICE OF LAW.  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. TO THE EXTENT THAT TEXAS LAW MAY EVER APPLY, NOTWITHSTANDING THE FOREGOING CHOICE OF LAW, THE PROVISIONS OF CHAPTER 346 (OTHER THAN SECTION 346.004 THEREOF) OF THE TEXAS FINANCE CODE, SHALL NOT BE APPLICABLE TO ANY LOAN(S) OR EXTENSIONS OF CREDIT EVIDENCED BY THIS FINANCING AGREEMENT.

12.8        Amendment and Restatement.  This Financing Agreement is in amendment, restatement, renewal and extension (but not in novation, extinguishment or satisfaction) of the Existing Financing Agreement as of the Closing Date.  All liens and security interests securing payment of the obligations under the Existing Financing Agreement and the Original Financing Agreement are hereby collectively renewed, extended, ratified and brought forward as security for the payment and performance of the Obligations.  With respect to matters relating to the period prior to the Closing Date, all of the provisions of the Existing Financing Agreement and the Original Financing Agreement, as the case may be, and the security agreements, pledge agreements, guarantees, and other documents, instruments and agreements executed in connection therewith, are each ratified and confirmed and shall remain in full force and effect.

SECTION 13.               Agreement among the Lenders

13.1        Advances to and Notification by Agent.  (a)  Advances by Agent.  The Agent, for the account of the Lenders, shall disburse all loans and advances to the Obligors and shall handle all collections of Collateral and repayment of Obligations.  It is understood that for purposes of advances to the Obligors and for purposes of this Section 13 the Agent is using the funds of the Agent.

(b)           Notification to Agent.  Unless the Agent or the Swingline Lender shall have been notified in writing by any Lender prior to any advance to the Obligors that such Lender will not make the amount which would constitute its share of the borrowing on such date available to the Agent and the Swingline Lender, the Agent and the Swingline Lender may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and the Agent, or the Swingline Lender, as the case may be, may, in reliance upon such assumption, make available to the Obligors a corresponding amount.  A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error.  If such Lender’s share of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Loans hereunder, on demand, from the Obligors without prejudice to any rights which the Agent may have against such Lender hereunder.  Nothing contained in this subsection shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.  Nothing contained herein shall be deemed to obligate the Agent or the Swingline Lender to make available to the Obligors the full amount of a requested advance when the Agent or the Swingline Lender has any notice (written or otherwise) that any of the Lenders will not advance its ratable portion thereof.

13.2        Settlement Date Payments.  On the Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have their proportionate share of all outstanding Obligations.

13.3        Account Statement.  The Agent shall forward to each Lender, at the end of each month, a copy of the account statement rendered by the Agent to the Obligors.

13.4        Distribution of Fees.  The Agent shall, after receipt of any interest and fees earned under this Financing Agreement as Agent, promptly remit to the Lenders:  (a) their respective Pro Rata Share of all fees, provided, however, that the Lenders (other than CITBC in its role as the Agent) shall (x) not share in the Syndication Fee, the Collateral Management Fee or the fees provided for in Section 8.4 or Section 8.8; (y) receive their respective share of the Loan Facility Fee paid to Agent on the Closing Date in the amount equal to the sum of 0.05% multiplied by the Lender’s Commitment, if any, under the Existing Financing Agreement plus 0.15% multiplied by the increase in such Lender’s Commitment pursuant to this Financing Agreement over such Lender’s Commitment under the Existing Financing Agreement; and (z) receive their respective Pro Rata Share on the last Business Day of each month of an amount equal to the average daily balance of Swingline Loans outstanding for said month multiplied by 0.325% per annum for the number of days in said month (and Swingline Lender agrees to remit such amount to Agent as of the last Business Day of each month and for clarification, this clause (z) shall impose an obligation to pay the amounts described in this clause upon Swingline Lender only and not a Company); and (b) interest computed at the rate and as provided for in Section 8 of this Financing Agreement on all outstanding amounts advanced by the Lenders (other than the Swingline Loans) on each Settlement Date, prior to adjustment, that are subsequent to the last remittance by the Agent to the Lenders of the Obligors’ interest.

13.5        Participations and Disclosure of Information.  (a)  Participations.  The Obligors acknowledge that the Lenders with the prior written consent of the Agent may sell participations in the loans and extensions of credit made and to be made to the Obligors hereunder.  The Obligors further acknowledge that in doing so, the Lenders may grant to such participants certain rights which would require the participant’s consent to certain waivers, amendments and other actions with respect to the provisions of this Financing Agreement, provided that the consent of any such participant shall not be required except for matters requiring the consent of all Lenders hereunder as set forth in Section 14.10 hereof.

(b)           Disclosure of Information.  The Obligors authorize each Lender to disclose to any participant or purchasing lender/assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Obligors and their affiliates which has been delivered to such Lender by or on behalf of the Obligors pursuant to this Financing Agreement or which has been delivered to such Lender by or on behalf of the Obligors in connection with such Lender’s credit evaluation of the Obligors and their affiliates prior to entering into this Financing Agreement, provided that such Transferee agrees to hold such information in confidence in the ordinary course of its business.

13.6        Several Nature of Obligation to Fund Advances.  The Obligors hereby agree that each Lender is solely responsible for its portion of the Line of Credit and that neither the Agent nor any Lender shall be responsible for, nor assume any obligations for the failure of any Lender to make available its portion of the Revolving Line of Credit.  Further, should any Lender refuse to make available its portion of the Revolving Line of Credit, then any other Lenders may, but without obligation to do so, increase, unilaterally, its portion of the Revolving Line of Credit in which event the Obligors are so obligated to that other Lender.

13.7        Sharing of Certain Costs.  If the Agent, the Lenders or any one of them is sued or threatened with suit by the Obligors or any one of them, or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under this Financing Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys’ fees paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be shared proportionately by the Lenders.  In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Agent to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Financing Agreement shall be shared proportionately between and among the Lenders to the extent not reimbursed by the Obligors or from the proceeds of Collateral.  The provisions of this section shall not apply to any suits, actions, proceedings or claims that (x) predate the date of this Financing Agreement or (y) are based on transactions, actions or omissions that predate the date of this Financing Agreement.

13.8        Receipt of Collateral Proceeds.  Each of the Lenders agrees with each other Lender that any money or assets of the Obligors held or received by such Lender, no matter how or when received, shall be applied to the reduction of the Obligations (to the extent permitted hereunder) after (x) the occurrence of an Event of Default and (y) the election by the Required Lenders to accelerate the Obligations.  In addition, the Obligors authorize, and the Lenders shall have the right, without notice, upon any amount becoming due and payable hereunder, to set-off and apply against any and all property held by, or in the possession of such Lender the Obligations due such Lenders.

13.9        Assignments.  The Agent and each Lender shall have the right at any time to assign to one or more commercial banks, commercial finance lenders or other financial institutions or funds all or a portion of its rights and obligations under this Financing Agreement (including, without limitation, its obligations under the Revolving Loans and its rights and obligations with respect to Letters of Credit).  Upon execution of an Assignment and Transfer Agreement, (a) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of the Agent or such Lender as the case may be hereunder and (b) the Agent and such Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Financing Agreement.  The Obligors shall, if necessary, execute any documents reasonably required to effectuate the assignments.  No other Lender may assign its interest in the loans and advances and extensions of credit hereunder without the prior written consent of the Agent (which consent shall not be unreasonably withheld).  If the Agent consents to any such assignment by any other Lender (i) the amount being assigned shall in no event be less than the lesser of (x) $5,000,000 or (y) the entire interest of such Lender hereunder, (ii) such assignment shall be of a pro-rata portion of all of such assigning Lender’s loans and commitments hereunder and (iii) the parties to such assignment shall execute and deliver to the Agent an Assignment and Transfer Agreement, and, at the Agent’s election, a processing and recording fee of $1,000 payable by the Obligors to the Agent for its own account.

SECTION 14.               Agency

14.1        Appointment of Agent.  Each Lender hereby irrevocably designates and appoints CITBC as the Agent for the Lenders under this Financing Agreement and any ancillary loan documents and irrevocably authorizes CITBC as the Agent for such Lender, to take such action on its behalf under the provisions of this Financing Agreement and all ancillary documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Financing Agreement and all ancillary documents together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Financing Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Financing Agreement and the ancillary documents or otherwise exist against the Agent.

14.2        Use of Other Agents.  The Agent may execute any of its duties under this Financing Agreement and all ancillary documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

14.3        Limitation of Liability.  Neither the Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Financing Agreement and all ancillary documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Obligors or any officer thereof contained in this Financing Agreement and all ancillary documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Financing Agreement and all ancillary documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Financing Agreement and all ancillary documents or for any failure of the Obligors to perform their obligations thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Financing Agreement and all ancillary documents or to inspect the properties, books or records of the Obligors.

14.4        Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Obligors), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Financing Agreement and all ancillary documents unless it shall first receive such advice or concurrence of the Lenders, or the Required Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Financing Agreement and all ancillary documents in accordance with a request of the Lenders, or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

14.5        Agent’s Knowledge.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Obligors describing such Default or Event of Default.  If the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders, or Required Lenders, as the case may be; provided that unless and until the Agent shall have received such direction, the Agent may in the interim (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

14.6        No Reliance upon Agent.  Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Obligors shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Obligors and made its own decision to enter into this Financing Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Financing Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of the Obligors.  The Agent, however, shall provide the Lenders with copies of all financial statements, projections and business plans which come into the possession of the Agent or any of its officers, employees, agents or attorneys-in-fact.

14.7        Indemnification and Limitation of Liability of Agent.  (a)  Indemnification of Agent.  The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Obligors and without limiting the obligation of the Obligors to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including, without limitation, all Out-of-Pocket Expenses) of any kind whatsoever (including negligence on the part of the Agent) which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Financing Agreement or any ancillary documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct. The agreements in this section shall survive the payment of the Obligations.

(b)           Reasonable Business Judgment.  The Agent will use its reasonable business judgment in handling the collection of the Accounts, enforcement of its rights hereunder and realization upon the Collateral but shall not be liable to the Lenders for any action taken or omitted to be taken in good faith or on the written advice of counsel.  The Lenders expressly release the Agent from any and all liability and responsibility (express or implied), for any loss, depreciation of or delay in collecting or failing to realize on any Collateral, the Obligations or any guaranties therefor and for any mistake, omission or error in judgment in passing upon or accepting any Collateral or in making (or in failing to make) examinations or audits or for granting indulgences or extensions to the Obligors, any account debtor or any guarantor, other than resulting from the Agent’s gross negligence or willful misconduct.

14.8        Other Business Relationships with Obligors.  The Agent may make loans to, and generally engage in any kind of business with the Obligors as though the Agent were not the Agent hereunder.  With respect to its loans made or renewed by it or loan obligations hereunder as Lender, the Agent shall have the same rights and powers, duties and liabilities under this Financing Agreement as any Lender and may exercise the same as though it was not the Agent and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

14.9        Resignation.  The Agent may resign as the Agent upon thirty (30) days’ notice to the Lenders and such resignation shall be effective upon the appointment of a successor Agent.  If the Agent shall resign as Agent, then the Lenders shall appoint a successor Agent for the Lenders whereupon such successor Agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Financing Agreement.  After any retiring Agent’s resignation hereunder as the Agent the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

14.10      Consent Required for Certain Amendments.  Notwithstanding anything contained in this Financing Agreement to the contrary, the Agent will not, without the prior written consent of all Lenders: (a) amend this Financing Agreement to (i) increase the Revolving Line of Credit; (ii) reduce the interest rates; (iii) reduce or waive (x) any fees in which the Lenders share hereunder, or (y) the repayment of any Obligations due the Lenders; (iv) extend the maturity of the Obligations; or (v) alter or amend (x) this Section 14.10 or (y) the definitions of Eligible Accounts Receivable, Eligible Inventory, Inventory Loan Cap, Collateral or Required Lenders, or (vi) increase the advance percentages against Eligible Accounts Receivable or Eligible Inventory or alter or amend the Agent’s criteria for determining compliance with such definitions of Eligible Accounts Receivable and/or Eligible Inventory if the effect thereof is to increase Availability; (b) except as otherwise required in this Financing Agreement, release any guaranty or Collateral in excess of $500,000 during any year, or (c) knowingly make any Revolving Loan or assist in opening any Letter of Credit hereunder if after giving effect thereto the total of Revolving Loans and Letters of Credit hereunder for the Obligors would exceed one hundred and ten percent (110%) of the maximum amount available under this Financing Agreement (the portion in excess of 100% of such maximum available amount shall be referred to herein as the “Agent Permitted Overadvances”), provided that the Agent shall not be entitled to continue to knowingly make such Agent Permitted Overadvances for a period in excess of ninety (90) days without the Lenders’ consent, and provided, further, that the foregoing limitations shall not prohibit or restrict advances by the Agent to preserve and protect and realize upon Collateral.  Subject to the provisions of Section 12.2 and the provisions of this Section 14.10 of this Financing Agreement, in all other respects the Agent is authorized by each of the Lenders to take such actions or fail to take such actions under this Financing Agreement if the Agent, in its reasonable discretion, deems such to be advisable and in the best interest of the Lenders.  Notwithstanding any provision to the contrary contained in this Financing Agreement (including the provisions of Section 12.2 and Section 14.10 hereof) the Agent is authorized to take such actions or fail to take such actions in connection with (a) the exercise of (i) any and all rights and remedies under this Financing Agreement (including but not limited to the exercise of rights and remedies under Section 10.2, of this Financing Agreement) and (ii) its discretion in (x) determining compliance with the eligibility requirements of Eligible Accounts Receivable and/or Eligible Inventory and establishing reserves against Availability in connection therewith and/or (y) the making of Agent Permitted Overadvances, and/or (b) the release of Collateral not to exceed $250,000 in the aggregate during any Fiscal Year, and/or (c) curing any ambiguity, defect or inconsistency in the terms of this Financing Agreement; provided that the Agent, in its reasonable discretion, deems such to be advisable and in the best interests of the Lenders.

14.11      Deemed Consent.  If any Lender’s consent is required pursuant to the provisions of this Financing Agreement and such Lender does not respond to any request by the Agent for such consent within ten (10) days after such request is made to such Lender, such failure to respond shall be deemed a consent.  In addition, if any Lender declines to give its consent to any such request, it is hereby mutually agreed that the Agent and/or any other Lender shall have the right (but not the obligation) to purchase such Lender’s share of the Loans for the full amount thereof together with accrued interest thereon to the date of such purchase.

14.12      Termination of Revolving Line of Credit and Financing Agreement.  Each Lender agrees that, notwithstanding the provisions of Section 11 of this Financing Agreement, any Lender may terminate this Financing Agreement and the Revolving Line of Credit only as of the initial or any subsequent Anniversary Date and then only by giving the Agent ninety (90) days’ prior written notice thereof.  Within thirty (30) days after receipt of any such termination notice, the Agent shall, at its option, either (i) give notice of termination to the Company hereunder or (ii) purchase, or arrange for the purchase of, the Lender’s share of the Obligations hereunder for the full amount thereof plus accrued interest thereon.  Unless so terminated this Financing Agreement and the Revolving Line of Credit shall be automatically extended from Anniversary Date to Anniversary Date.  Termination of this Financing Agreement by any of the Lenders as herein provided shall not affect the Lenders’ respective rights and obligations under this Financing Agreement incurred prior to the effective date of termination as set forth in the preceding sentence.

14.13      Rescission of Payment.  If the Agent is required at any time to return to the Companies or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Companies to the Agent as result of a bankruptcy or similar proceeding with respect to the Companies, any guarantor or any other Person or otherwise, then each Lender shall, on demand of the Agent, forthwith return to the Agent its ratable share of any such payments made to such Lender by the Agent, together with its ratable share of interest and/or penalties, if any, payable by the Lenders; this provision shall survive the termination of this Financing Agreement.

14.14      Confidentiality.  The Lenders agree to maintain the confidentiality of any non-public information provided by the Companies to them, in the ordinary course of their business, provided that the foregoing confidentiality provision shall terminate one (1) year after the termination date of this Financing Agreement, and provided; further that any such Lenders may disclose such information (i) to any applicable bank regulatory and auditor personnel and (ii) upon the advice of their counsel after giving reasonable notice to Parent (unless prohibited by law or otherwise) and an opportunity for Parent to consult with the Lender preparing to make a disclosure and such Lender’s counsel.

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IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

COMPANIES:

LONE STAR TECHNOLOGIES, INC.
FINTUBE TECHNOLOGIES, INC.
LONE STAR LOGISTICS, INC.
STAR TUBULAR SERVICES, INC.
TEXAS & NORTHERN RAILWAY COMPANY
FINTUBE CANADA, INC.
STAR CAPITAL FUNDING, INC.

By:	/s/ Robert F. Spears
Name:	Robert F. Spears
Title:	Vice President of each of the foregoing companies

LONE STAR STEEL COMPANY, L.P.

By:	Lone Star Steel Company General, LLC,
its general partner

	By:	/s/ Robert F. Spears
	Name:	Robert F. Spears
	Title:	Vice President

BELLVILLE TUBE COMPANY, L.P.

By:	Bellville Tube General, LLC,
its general partner

	By:	/s/ Robert F. Spears
	Name:	Robert F. Spears
	Title:	Vice President

WHEELING MACHINE PRODUCTS, L.P.

By:	Wheeling Machine Products General, LLC,
its general partner

	By:	/s/ Robert F. Spears
	Name:	Robert F. Spears
	Title:	Vice President

DELTA TUBULAR PROCESSING, L.P.

By:	Delta Tubular Processing General, LLC,
its general partner

	By:	/s/ Robert F. Spears
	Name:	Robert F. Spears
	Title:	Vice President

DELTA TUBULAR INTERNATIONAL, L.P.

By:	Delta Tubular International General, LLC,
its general partner

	By:	/s/ Robert F. Spears
	Name:	Robert F. Spears
	Title:	Vice President

GUARANTORS:

ENVIRONMENTAL HOLDINGS, INC.
ZINKLAHOMA, INC.
LONE STAR STEEL SALES COMPANY
ROTAC, INC.
LONE STAR ST HOLDINGS, INC.
STAR TUBULAR TECHNOLOGIES, INC.
STAR TUBULAR TECHNOLOGIES (YOUNGSTOWN), INC.

By:	/s/ Robert F. Spears
Name:	Robert F. Spears
Title:	Vice President of each of the foregoing companies

BELLVILLE TUBE GENERAL, LLC
WHEELING MACHINE PRODUCTS GENERAL, LLC
DELTA TUBULAR PROCESSING GENERAL, LLC
DELTA TUBULAR INTERNATIONAL GENERAL, LLC
STAR ENERGY GROUP, LLC
LONE STAR STEEL INTERNATIONAL GENERAL, LLC

By:	/s/ Robert F. Spears
Name:	Robert F. Spears
Title:	Vice President of each of the foregoing limited liability companies

LONE STAR NEVADA HOLDINGS, LLC

By:	/s/ Richard F. Klumpp
Name:	Richard F. Klumpp
Title:	Manager, Treasurer and Secretary

LONE STAR STEEL INTERNATIONAL, L.P.

By:	Lone Star Steel International General, LLC,
its general partner

	By:	/s/ Robert F. Spears
	Name:	Robert F. Spears
	Title:	Vice President

LONE STAR STEEL INTERNATIONAL LIMITED, LLC

By:	/s/ Garry J. Hills
Name:	Garry J. Hills
Title:	Manager

LONE STAR STEEL COMPANY GENERAL, LLC

By:	/s/ Robert F. Spears
Name:	Robert F. Spears
Title:	Vice President

LONE STAR STEEL COMPANY LIMITED, LLC

By:	/s/ Garry J. Hills
Name:	Garry J. Hills
Title:	Manager

LONE STAR STEEL MEXICO, LLC

By:	/s/ Robert F. Spears
Name:	Robert F. Spears
Title:	Manager

STAR TC HOLDINGS, LLC

By:	/s/ Robert F. Spears
Name:	Robert F. Spears
Title:	Vice President

STAR BRAZIL US, LLC 1

By:	/s/ Robert F. Spears
Name:	Robert F. Spears
Title:	Vice President

STAR BRAZIL US, LLC 2

By:	/s/ Robert F. Spears
Name:	Robert F. Spears
Title:	Vice President

AGENT:

THE CIT GROUP/BUSINESS CREDIT, INC., as Agent

By:	/s/ Robyn Pingree
Name:	Robyn Pingree
Title:	Vice President

LENDERS:

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Robyn Pingree
Name:	Robyn Pingree
Title:	Vice President

Revolving Loan Commitment: $55,000,000.00
Swingline Loan Commitment: $25,000,000.00

WELLS FARGO FOOTHILL, LLC

By:	/s/ David P. Hill
Name:	David Hill
Title:	Vice President

Revolving Loan Commitment: $30,000,000.00

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Erin M. Frey
Name:	Erin M. Frey
Title:	VP

Revolving Loan Commitment: $47,500,000.00

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Joe T. Curdy
Name:	Joe Curdy
Title:	Vice President

Revolving Loan Commitment: $47,500,000.00

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jeff A. Tompkins
Name:	Jeff A. Tompkins
Title:	Vice President

Revolving Loan Commitment: $45,000,000.00

EXHIBIT A

ASSIGNMENT AND TRANSFER AGREEMENT

Dated:

Reference herein is made to the Second Amended and Restated Financing Agreement dated as of December 14, 2006 (as amended, modified, supplemented and in effect from time to time, the “Loan Agreement”), among Lone Star Technologies, Inc.  (herein “Parent”), a Delaware corporation, Lone Star Steel Company, L.P. (herein “LSSC”), a Delaware limited partnership, as successor in interest by the conversion of Lone Star Steel Company with and into Lone Star Steel Company, L.P., Fintube Technologies, Inc. (herein “FTI”), an Oklahoma corporation, Lone Star Logistics, Inc., a Texas corporation (“Logistics”), Star Tubular Services, Inc., formerly known as T&N Lone Star Warehouse Co., a Texas corporation (“Star Tubular”), Texas & Northern Railway Company, a Texas corporation (“T&N Railway”), Fintube Canada, Inc., a Delaware corporation (“FCI”), Bellville Tube Company, L.P. (“BTCLP”), a Texas limited partnership, successor in interest by conversion to Bellville Tube Corporation, a Texas corporation, Wheeling Machine Products, L.P. (“Wheeling”), a Texas limited partnership, successor in interest by conversion to Wheeling Machine Products, Inc., formerly known as Wheeling Acquisition Corporation and Star Tubular Technologies (Houston), Inc., Star Capital Funding, Inc. (“Star Capital”), a Delaware corporation, Delta Tubular Processing, L.P. (“Delta Processing”), a Texas limited partnership, successor in interest by conversion to Delta Tubular Processing, Inc., formerly known as Delta Lone Star Acquisition, Inc. and Delta Tubular International, L.P. (“Delta International”), a Texas limited partnership, successor in interest by conversion to Delta Tubular International, Inc., formerly known as Star Tubular International, Inc., each with its chief executive office at 15660 N. Dallas Parkway, Suite 500, Dallas, Texas 75248 (herein Parent, LSSC, FTI, Logistics, Star Tubular, T&N Railway, FCI, BTCLP, Wheeling, Star Capital, Delta Processing and Delta International, collectively, the “Borrowers” and each, a “Borrower”), certain affiliates of the Borrowers as Guarantors thereunder (the “Guarantors” and each, a “Guarantor”), certain other lenders a party thereto (the “Lenders,” and each, a “Lender”) and The CIT Group/Business Credit, Inc., as agent for itself and the other Lenders (in such capacity the “Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement. This Assignment and Transfer Agreement, between the Assignor (as defined and set forth on Schedule 1 hereto and made a part hereof) and the Assignee (as defined and set forth on Schedule 1 hereto and made a part hereof) is dated as of Date hereof (as set forth on Schedule 1 hereto and made a part hereof).

1.             The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Date hereof, an undivided interest (the “Assigned Interest”) in and to all the Assignor’s rights and obligations under the Loan Agreement respecting those, and only those, financing facilities contained in the Loan Agreement as are set forth on Schedule 1 (collectively, the “Assigned Facilities” and individually, an “Assigned Facility”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.             The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other instrument, document or agreement executed in conjunction therewith (collectively the “Loan Documents”) or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any Collateral thereunder or any of the Loan Documents furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any Obligor of any of their respective obligations under the Loan Agreement or any of the Loan Documents furnished pursuant thereto.

3.             The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Transfer Agreement; (ii) confirms that it has received a copy of the Loan Agreement, together with the copies of the most recent financial statements of each Borrower, and such other documents and information as it has deemed appropriate to make its own credit analysis; (iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.             Following the execution of this Assignment and Transfer Agreement, such agreement will be delivered to the Agent for acceptance by Agent, effective as of the Date hereof.

5.             Upon such acceptance, from and after the Date hereof, the Agent shall make all payments in respect of the assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Date hereof or accrue subsequent to the Date hereof.  The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Date hereof made by the Agent or with respect to the making of this assignment directly between themselves.

6.             From and after the Date hereof, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Transfer Agreement, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Transfer Agreement, relinquish its rights and be released from its obligations under the Loan Agreement.

7.             THIS ASSIGNMENT AND TRANSFER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers on the date first written above.

THE CIT GROUP/BUSINESS CREDIT,
INC., As Agent	as Assignor

By:	By:
Name:	Name:
Title:	Title:

as Assignee

By:
Name:
Title:

Schedule 1 to Assignment and Transfer Agreement

Name of Assignor:

Name of Assignee:

Date hereof of Assignment:                        , 200

Assigned Facilities	Principal Amount Assigned	Percentage Assigned of Each Facility (Shown as a percentage of aggregate original principal amount of all Lenders)

Revolving Loans	$		%

Schedule 1 – Existing Liens

Debtor	Secured Party	Financing Statement #	Date of Filing	Collateral

Schedule 2 – List of Eligible Rack Transfer Sales to Customers

Schedule 7.1 Obligor Information

Exact Name of Obligor in its State of Incorporation:

State of Incorporation:

Federal Tax I.D. No.:

Chief Executive Office(s):

Tradenames:

Prior Names:

Charter No.:

Schedule 7.5(a) – Insurance Coverage

Schedule 7.15(e) – Other Lending Agreements

Schedule 7.15(f) – Real Property Owned and Leased/Collateral Locations

Location of Owned Real Property

Location of Leased Real Property	Owner

Schedule 7.15(g) – Litigation

Schedule 7.15(l) – Environmental Matters

Schedule 7.15(o) – Subsidiaries and Joint Ventures

Schedule 7.15(p) – Intellectual Property

Owned

Licenses